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ATTACHMENT 1:

SPECIAL TERMS AND CONDITIONS

Prime Recipient	JR2J, LLC
Award No.	DE-AR0000870
Type of Funding Agreement	Cooperative Agreement
Competitive or Noncompetitive Award	Competitive
Funding Opportunity Announcement (if applicable)	DE-FOA-0001691

JR2J, LLC ("Prime Recipient"), which is identified in Block 5 of the Cover Page (Assistance Agreement Form), and the Advanced Research Projects Agency-Energy ("ARPA-E"), an agency within the United States Department of Energy ("DOE"), enter into this agreement, Award No. DE-AR0000870, to achieve the project objectives and the technical milestones and deliverables stated in Attachment 3 to this Award.

This Award consists of the Department of Energy (DOE) Financial Assistance Regulations, 2 CFR Part 200, as amended by Part 910, available at http://eCFR.gov; the Financial Assistance Application as approved by ARPA-E; and the following Award documents:

Cover Page	Assistance Agreement Form
Attachment 1	Special Terms and Conditions
Attachment 2	Intellectual Property Clauses
Attachment 3	Statement of Project Objectives and Schedule of Technical Milestones and Deliverables
Attachment 4	ARPA-E Reporting Checklist and Instructions
Attachment 5	Budget Information (SF-424A)
Attachment 6	National Policy Assurances

The Prime Recipient agrees to comply with the terms and conditions of this Award. The Prime Recipient also agrees to apply the terms and conditions of this Award to all subrecipients (or subcontractors, as appropriate) and to require their strict compliance therewith.

Failure to comply with the terms and conditions of this Award may result in the imposition of additional award conditions which are consistent with 2 C.F.R. § 200.207. If ARPA-E determines that noncompliance cannot be remedied by imposing additional

conditions, ARPA-E may temporarily withhold or disallow reimbursement of costs, suspend or terminate this Award, and/or other available remedies under 2 C.F.R. § 200.338.

All notifications, requests, and other communications to the ARPA-E Contracting Officer should be sent to ARPA-E-CO@hq.doe.gov and the assigned Contract Specialist for this Award.

Table of Contents

SUBPART A. GENERAL CLAUSES

CLAUSE 1. LEGAL AUTHORITY AND EFFECT

An ARPA-E financial assistance Award, and any modification of such Award, is valid only if it is in writing and is signed, either in writing or electronically, by an ARPA-E Contracting Officer.

CLAUSE 2. EFFECTIVE DATE

The effective date of this Award is stated in Block 3 of the Cover Page (Assistance Agreement Form).

CLAUSE 3. BUDGET PERIOD/PERIOD OF PERFORMANCE

The budget period and period of performance are stated in Block 7 of the Cover Page (Assistance Agreement Form) to this Award.

CLAUSE 4. COMPLIANCE WITH FEDERAL, STATE, AND MUNICIPAL LAW

The Prime Recipient is required to comply with applicable Federal, state, and local laws and regulations for all work performed under this Award. The Prime Recipient is required to obtain all necessary Federal, state, and local permits, authorizations, and approvals for all work performed under this Award.

CLAUSE 5. INCONSISTENCY WITH FEDERAL LAW

Any apparent inconsistency between Federal Law(s) and regulation(s) and the terms and conditions of this Award must be immediately referred to the ARPA-E Contracting Officer for resolution through a written notification providing the following information: (i) the Prime Recipient's award number; (ii) the name and contact information (postal address, telephone number, and email address) for the individual(s) to whom the ARPA-E Contracting Officer should direct any inquiries regarding this matter; and (iii) a detailed description of the apparent inconsistency.

CLAUSE 6. STATEMENT OF FEDERAL STEWARDSHIP

ARPA-E will exercise Federal stewardship in overseeing the project activities performed under this Award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions of the Award; and reviewing technical performance during and after project completion to ensure that the Award objectives are being/have been accomplished.

a. Review Meetings

The Prime Recipient, including but not limited to the principal investigator (or, if applicable, co-principal investigators), is required to participate in periodic review meetings with ARPA-E. Review meetings enable ARPA-E to assess the work performed under this Award and determine whether the Prime Recipient has timely achieved the technical milestones and deliverables stated in Attachment 3 to this Award.

ARPA-E shall determine the frequency of review meetings and select the day, time, and location of each review meeting.

For each review meeting, the Prime Recipient is required to provide a comprehensive overview of the project, including:

- The Prime Recipient's technical progress compared to the schedule of technical milestones and deliverables stated in Attachment 3 to this Award;
- The Prime Recipient's actual expenditures compared to the approved budget in Attachment 5 to this Award; and
- Other subject matter specified by the ARPA-E Program Director.

b. Project Meetings

The Prime Recipient is required to notify ARPA-E in advance of scheduled project meetings and tests. Upon request by ARPA-E, the Prime Recipient is required to provide ARPA-E with reasonable access (by telephone, webinar, or otherwise) to the project meetings and tests. The Prime Recipient is not expected to delay any work under this Award for the purpose of government insight.

c. Site Visits

ARPA-E's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems; inspect property and records relating to this Award; and to provide technical assistance, if required. The Prime Recipient must provide, and must require its subrecipients to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of ARPA-E's representatives in the performance of their duties. To the maximum extent practicable, ARPA-E will perform site visits and evaluations in a manner that does not unduly interfere with or delay project work.

d. Review and Approval of Reimbursement Requests and Cost Share Compliance

See Clauses 23-32 below.

CLAUSE 7. SUBSTANTIAL INVOLVEMENT

a. Substantial Involvement Generally

ARPA-E has substantial involvement in work performed under this Award, as described below.

- The Prime Recipient must adhere to ARPA-E's agency-specific and programmatic requirements.

- ARPA-E may intervene at any time in the conduct or performance of work under this Award.

- ARPA-E does not limit its involvement to the administrative requirements of this Award. Instead, ARPA-E has substantial involvement in the direction and redirection of the technical aspects of the project as a whole.

- ARPA-E may modify or terminate projects that fail to achieve predetermined Go/No Go decision points or technical milestones and deliverables.

b. Go/No Go Decisions

Attachment 3 to this Award establishes "Go/No Go" decision points. For each "Go/No Go" decision point, the ARPA-E Program Director must determine whether the Prime Recipient has fully and satisfactorily completed the work described in Attachment 3 to this Award. As a result of a Go/No Go review, ARPA-E may, in its discretion, authorize the following: (1) continuation of the project; (2) recommend redirection of work under the project; (3) place a hold on the project, pending further supporting data; (4) suspend or terminate the Award due to noncompliance with the terms and conditions of the Award; or (5) other appropriate actions.

c. Technical Milestones and Deliverables

Attachment 3 to this Award establishes technical milestones and deliverables. If the Prime Recipient fails to achieve any technical milestones and deliverables, ARPA-E may – at its discretion - renegotiate the statement of project objectives or schedule of technical milestones and deliverables in Attachment 3 to this Award. In the alternative, ARPA-E may deem the Prime Recipient's failure to achieve these technical milestones and deliverables to be noncompliance with the terms and conditions of this Award and

suspend or terminate the Award.

d. Technology Transfer and Outreach

ARPA-E may provide guidance and/or assistance to the Prime Recipient to accelerate the commercial deployment of ARPA-E-funded technologies.

e. General Release

The Prime Recipient understands that any technical or other guidance or assistance provided by ARPA-E may result in positive or negative outcomes and may have unintended or unanticipated consequences. The Prime Recipient agrees to release the Federal Government, Federal officers and employees, contractors, and agents from any and all liability, responsibility, and claims arising out of or relating to technical or other guidance or assistance under this Award.

CLAUSE 8. NEPA REQUIREMENTS

a. NEPA Generally

Consistent with DOE's National Environmental Policy Act ("NEPA") Implementing Regulations (10 C.F.R. Part 1021), the ARPA-E NEPA Compliance Officer is required to assess the impact of the work under this Award on the human environment and determine whether the work requires the preparation of an Environmental Assessment ("EA") or Environmental Impact Statement ("EIS"), or is categorically excluded from preparation of either an EA or EIS.

The Prime Recipient is required to provide any information, documents, site access, or other assistance requested by the ARPA-E NEPA Compliance Officer.

b. Commencement of Work

The Prime Recipient may not start work under this Award until the ARPA-E NEPA Compliance Officer has made a written determination allowing the work to proceed.

If the ARPA-E NEPA Compliance Officer determines in writing that the work under this Award qualifies for a categorical exclusion, the Prime Recipient may commence work as of the effective date of this Award or the date of the written NEPA determination, whichever is later.

If the ARPA-E NEPA Compliance Officer determines that the work under this Award requires the preparation of an EA or EIS, the Prime Recipient *may not* commence work

until the completion of the EA or EIS and the issuance of a written determination by the ARPA-E NEPA Compliance Officer allowing the work to proceed.

c. Significant Changes to Scope of Work

Significant changes to the scope of work under this Award may require the ARPA-E NEPA Compliance Officer to re-evaluate the impact of the work under this Award on the human environment.

CLAUSE 9. FOREIGN WORK AND TRAVEL

a. Performance of Work in United States

All work under this Award must be performed in the United States (i.e., the Prime Recipient must expend 100% of the total project cost in the United States), unless the Prime Recipient receives advance written authorization from the ARPA-E to perform certain work overseas.

b. Travel Outside the United States

The Prime Recipient is required to obtain written authorization from the ARPA-E Contracting Officer before incurring any costs related to foreign travel.

In seeking reimbursement for costs related to foreign travel, the Prime Recipient is required to provide a report to the ARPA-E Contracting Officer which explains: (i) where the Prime Recipient will travel, (ii) the purpose of the trip, (iii) what the Prime Recipient will do, and (iv) how the travel relates to this Award.

CLAUSE 10. PURCHASES

a. Sense of Congress

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be made in the United States.

b. Purchase of Equipment/Supplies

Any new equipment acquired under this Award must be made or manufactured in the United States, to the maximum extent practicable. This requirement does not apply to used or leased equipment. Any supplies acquired under this Award must be made or

The Prime Recipient may request an extension of the period of performance of this Award. Requests must be submitted in writing to the ARPA-E Contracting Officer at least 60 calendar days before the end of the project period. The ARPA-E Contracting Officer will promptly exercise discretion to grant or deny such requests.

CLAUSE 15. PROPERTY TRUST RELATIONSHIP AND INSURANCE COVERAGE

Property acquired in whole or in part with Federal funds under this award may not be encumbered in any way without the written permission of the ARPA-E Contracting Officer, who may require the recording of liens or other appropriate notices of record such property. The Prime Recipient will ensure full replacement insurance coverage for such property.

Federally-owned property provided under the award need not be insured unless required by the terms and conditions of this Award.

CLAUSE 16. PROPERTY – SUPPLIES AND EQUIPMENT

a. Supplies

The Prime Recipient takes title to any supplies acquired in whole or in part with Federal funds under the Award.

If the total aggregate value of unused supplies is $5,000 or less at the termination, discontinuation or completion of the project or program the Prime Recipient may retain the unused supplies with no further obligation to ARPA-E.

If the total aggregate value of unused supplies exceeds $5,000 at the termination, discontinuation, or completion of the project and the supplies are not needed for any other Federal award, the Prime Recipient may retain the supplies for use on other activities or sell them. In either case, the Prime Recipient must compensate ARPA-E for the ARPA-E funded share as specified in 2 C.F.R. § 200.314.

Upon request by ARPA-E, the Prime Recipient is required to provide information on the condition, location, value, and use of remaining supplies.

b. Equipment

Post-Award equipment purchases with an acquisition cost per unit in excess of $25,000 may be purchased only with the prior approval of the Contracting Officer.

The Prime Recipient takes title to any equipment purchased in whole or in part with Federal funds subject to the following conditions:

i. The equipment must be used for the authorized purposes of the project during the period of performance, or until the property is no longer needed for the purposes of the project;
ii. The equipment shall not be encumbered without approval of ARPA-E; and
iii. The equipment shall be used and disposed by for-profit entities in accordance with 2 C.F.R. § 910.360, and by all other entities in accordance with 2 C.F.R. § 200.313.

If the current per unit fair market value of particular equipment is $5,000 or less at the end of the project period (or the termination of the Award, if applicable), the Prime Recipient may retain, sell, or otherwise dispose of the equipment with no further obligation to ARPA-E.

If the current per unit fair market value of particular equipment exceeds $5,000 at the end of the project period (or the termination of the Award, if applicable), the equipment must be disposed of by for-profit entities in accordance with 2 C.F.R. § 910.360(f) and by all other entities in accordance with 2 C.F.R. § 200.313(e).

Upon request by ARPA-E, the Prime Recipient is required to provide information on the condition, location, value, and use of remaining equipment.

CLAUSE 17. POTENTIALLY CLASSIFIABLE RESULTS ORIGINATING UNDER THIS AWARD

This Award is intended for unclassified research to develop and commercialize advanced energy technologies. ARPA-E will not provide the Prime Recipient access to classified information, and ARPA-E does not expect that the results of the research project will involve classified information. If at any time the Prime Recipient believes work generated under this Award may need classification, it must immediately notify the ARPA-E Contracting Officer in writing for further instruction. Do not include potentially classifiable information in the notification.

CLAUSE 18. RECORD RETENTION

Consistent with 2 C.F.R. § 200.333, the Prime Recipient is required to retain records relating to this Award for three years after the end of the project period, unless one of the following exceptions applies:

(i) If any litigation, claim, or audit is started before the expiration of the three-year period, the Prime Recipient is required to retain the records until all

litigation, claims, or audit findings involving the records have been resolved and final action taken.

(ii) The Prime Recipient is required to retain records for any real property or equipment acquired with Federal funds for three years after final disposition of the real property or equipment.

(iii) The Prime Recipient is not required to retain records after the end of the project period if ARPA-E agrees to maintain the records.

Copies of records may be substituted for originals.

CLAUSE 19. AUDITS

a. Audits Generally

The Prime Recipient is required to provide any information, documents, site access, or other assistance requested by ARPA-E or Federal auditing agencies (e.g., DOE Inspector General, Government Accountability Office) for the purpose of audits and investigations. Such assistance may include, but is not limited to, reasonable access to the Prime Recipient's records relating to this Award. ARPA-E will provide reasonable advance notice of audits and will minimize interference with ongoing work, to the maximum extent practicable.

b. Government Audits

Consistent with 2 C.F.R. §200.503(b), ARPA-E may audit the Prime Recipient's financial records or administrative records relating to this Award at any time.

ARPA-E may conduct a final audit at the end of the project period (or the termination of the Award, if applicable). Upon completion of the audit, the Prime Recipient is required to refund to ARPA-E any payments for costs that were determined to be unallowable.

c. Compliance Audits for For-Profit Recipients

For-profit Recipients are required to comply with the annual compliance audit requirements in 2 C.F.R. 910 Subpart F. An audit conducted in accordance with this part must be in lieu of any financial audit of DOE awards which a for-profit entity is required to undergo under any other Federal statute or regulation.

d. Single Audits for Entities Other than For-Profit Recipients

Recipients other than for-profits are required to comply with the single audit

requirements in 2 C.F.R. 200 Subpart F. An audit conducted in accordance with this part must be in lieu of any financial audit of Federal awards the Recipient is required to undergo under any other Federal statute or regulation.

CLAUSE 20. CLAIMS, DISPUTES, AND APPEALS

a. Claims

The Prime Recipient is required to submit all claims arising out of or relating to this Award to the ARPA-E Contracting Officer in writing. The Prime Recipient's written submission must contain the following information: (i) the nature of the Prime Recipient's claim(s) and the basis for relief, and (ii) all necessary information and documents supporting the Prime Recipient's claim(s). The Prime Recipient shall negotiate in good faith with the ARPA-E Contracting Officer to resolve such claims.

b. Claims for Damages

The Prime Recipient agrees to release the Federal Government, Federal officers and employees, contractors, and agents from any and all liability, responsibility, and claims for consequential, punitive, special, or incidental damages, claims for lost profits, or other direct or indirect damages arising out of or relating to this Award.

c. Disputes and Appeals

The Prime Recipient is required to resolve all disputes in accordance with the procedures set forth in 2 C.F.R. § 910.128.

CLAUSE 21. CONFERENCE SPENDING

The Prime Recipient shall not use any Federal funds to:

- Defray the cost to the United States Government of a conference held by any Executive branch department, agency, board, commission, or office which is not directly and programmatically related to the purpose for which its ARPA-E Award is made and for which the cost to the United States Government is more than $20,000; or

- To circumvent the required notification by the head of any such Executive Branch department, agency, board, commission, or office to the Inspector General (or senior ethics official for any entity without an Inspector General), of the date, location, and number of employees attending such a conference.

CLAUSE 22. SYSTEM FOR AWARD MANAGEMENT REGISTRATION

Unless the Prime Recipient is exempt from this requirement under 2 C.F.R. § 25.110, the Prime Recipient must maintain current information in the System for Award Management (SAM) until submission of the final financial report required under this Award or receipt of final payment, whichever is later.

SUBPART B. FINANCIAL CLAUSES

CLAUSE 23. MAXIMUM OBLIGATION

The maximum obligation of ARPA-E/DOE for this Award is shown in Block 13 of the Cover Page (Assistance Agreement Form) to this Award. Costs incurred in excess of this amount shall be borne solely by the Prime Recipient. In the event that costs incurred under this Award are less than this amount, ARPA-E shall be liable only for actual costs incurred.

CLAUSE 24. COST SHARING

a. Cost Sharing Obligations

All cost share contributions must be provided in accordance with 2 C.F.R. § 200.306 and 2 C.F.R. § 910.130. The Prime Recipient is required to pay the "Cost Share" amount stated in Block 12 of the Cover Page (Assistance Agreement Form) to this Award. By accepting federal funds under this Award, the Prime Recipient agrees that it is liable for its percentage of the total allowable project costs as specified below:

Government Share $/%	Prime Recipient Share $/%	Total Project Cost
$633,456 / 87.46%	$90,800 / 12.54%	$724,256

The Prime Recipient is required to pay the "Cost Share" amount as a percentage of the total project costs in each invoice period for the duration of the period of performance. If the Prime Recipient receives advance written authorization from the ARPA-E Associate Director for Finance, the Prime Recipient may pay the "Cost Share" amount on a basis as mutually agreed by the non-Federal entity and ARPA-E.

If the Prime Recipient is a small business and has been granted a "Cost Share Grace Period" by ARPA-E, the Prime Recipient will not be required to pay cost share during the first 12 months of the period of performance. If the project is continued beyond the Cost Share Grace Period, the Prime Recipient is required to pay at least 10% of the Total Project Cost (including the costs incurred during the Cost Share Grace Period) as cost

share over the remaining period of performance.

If the project is terminated or is otherwise not funded to completion, the Prime Recipient is not required to pay the entire "Cost Share" amount stated in Block 12 of the Cover Page (Assistance Agreement Form) to this Award; however, the Prime Recipient is required to pay its share (i.e., percentage) of the total project cost incurred to date as of the termination or end date of the Award.

b. Source of Cost Share

The Prime Recipient may not use Federal funds to meet its cost sharing obligations, unless otherwise allowed by Federal law.

c. Cost Share Recordkeeping

The Prime Recipient is required to document and maintain records of project costs paid by ARPA-E and project costs that the Prime Recipient claims as cost sharing, including in-kind contributions. Upon request, the Prime Recipient is required to provide such records to ARPA-E.

d. Inability to Comply with Cost Sharing Obligations

If the Prime Recipient determines that it might be unable to meet its cost sharing obligations, the Prime Recipient is required to notify the ARPA-E Contracting Officer in writing immediately. The notification must include the following information: (i) whether the Prime Recipient intends to continue or phase out the project, and (ii) if the Prime Recipient intends to continue the project, how the Prime Recipient will pay (or secure replacement funding for) the Prime Recipient's share of the total project cost.

If the Prime Recipient fails to meet its cost sharing obligations, ARPA-E may terminate this Award or otherwise recover some or all of the financial assistance provided.

e. Modifying Cost Sharing Contributions

The Prime Recipient must notify and receive written authorization from the ARPA-E Contracting Officer before modifying the amount of cost share contributions.

CLAUSE 25. REFUND OBLIGATION

The Prime Recipient is required to refund any excess payments received from ARPA-E. At the end of the period of performance (or the termination of the Award, if applicable), the Prime Recipient is required to refund to ARPA-E the difference between (i) the total payments received from ARPA-E, and (ii) the Federal share of the costs incurred.

CLAUSE 26. APPLICABLE COST PRINCIPLES

a. Cost Principles for For-Profit Entities

Pursuant to 2 C.F.R. § 910.352, the cost principles in the Federal Acquisition Regulations (48 C.F.R. Part 31.2) apply to for-profit entities.

b. Cost Principles for Entities other than For-Profits

The cost principles contained in 2 C.F.R. Part 200, Subpart E apply to all entities other than for-profits.

CLAUSE 27. INDIRECT COSTS

a. Lower-than-Expected Indirect Costs

If the Prime Recipient's actual allowable indirect costs are less than those budgeted in Attachment 5 to this Award, the Prime Recipient may use the difference to pay additional allowable direct costs during the period of performance.

b. Higher-than-Expected Indirect Costs

The Prime Recipient understands that it is solely and exclusively responsible for managing its indirect costs. The Prime Recipient further understands that ARPA-E will not amend this Award solely to provide additional funds to cover increases in the Prime Recipient's indirect cost rate.

ARPA-E recognizes that the Prime Recipient may not be fully reimbursed for increases in its indirect cost rate, which may result in under-recovery. In the event that the Prime Recipient is not fully reimbursed for increases in its indirect cost rate, the Prime Recipient may use any under-recovery to meet its cost sharing obligations under this Award.

CLAUSE 28. PRE-AWARD COSTS

a. Pre-Award Costs Generally

All pre-award costs are incurred at the Prime Recipient's risk. The Prime Recipient is required to adhere to the guidance on allowable costs referenced in Clause 26 above. Total pre-award costs that may exceed $100,000 require the advanced written approval

of the ARPA-E Contracting Officer.

b. Costs Incurred 90 Days or Less Before Award Date

The Prime Recipient may submit reimbursement requests for allowable costs equal to or less than $100,000 incurred *up to 90 days* before the award date of the Award.

c. Costs Incurred More than 90 Days Before Award Date

The Prime Recipient is required to obtain written authorization from the ARPA-E Contracting Officer before submitting any reimbursement requests for allowable costs exceeding $100,000 or incurred *more than 90 days* before the award date of the Award.

CLAUSE 29. PATENT COSTS

a. Reimbursable Patent Costs

ARPA-E will reimburse the Prime Recipient up to $30,000 for filing and prosecution of United States patent applications, including international applications ("PCT application") submitted to the USPTO that are related to subject inventions disclosed to DOE in accordance with Attachment 2 to this Award. The Prime Recipient may request a waiver of the $30,000 reimbursement limit which is subject to review by the ARPA-E Program Director and approval by the Contracting Officer. Allowable costs associated with reporting subject inventions are not included in this $30,000 limitation.

b. Unrecovered Patent Costs

The Prime Recipient may use unrecovered patent costs that are reasonable and allowable to meet its cost sharing obligations under this Award.

CLAUSE 30. PAYMENT PROCEDURES

a. Reimbursement Requests Generally

Only the Prime Recipient may submit reimbursement requests to ARPA-E. Subrecipients must submit reimbursement requests to the Prime Recipient, which is responsible for conveying reimbursement requests to ARPA-E on behalf of subrecipients. Subrecipients may not submit reimbursement requests directly to ARPA-E.

The Prime Recipient is required to submit reimbursement requests electronically through DOE's Oak Ridge Financial Service Center Vender Inquiry Payment Electronic Reporting System (VIPERS). To access and use VIPERS, the Prime Recipient is required to enroll and login to the VIPERS website (https://vipers.oro.doe.gov/).

To facilitate the expeditious processing of reimbursement requests, the Prime Recipient is required to send a copy of every reimbursement request by email to the ARPA-E support personnel designated by the ARPA-E Program Director.

The Prime Recipient's submission of reimbursement requests should coincide with the Prime Recipient's normal billing pattern. Reimbursement requests may be submitted no more frequently than every two weeks.

With the exception of Budget Plan Payments, reimbursement requests must be limited to the amount of disbursements during the billing period.

b. Documentation Required

Every reimbursement request submitted by the Prime Recipient must include:

1. A Standard Form (SF) 270 ("Request for Advance or Reimbursement");

2. A "Reimbursement Request Spreadsheet," which must contain the information shown in Appendix B hereto; and

3. Supporting documentation, which may consist of summary information (e.g., printouts from internal financial systems) or detailed documentation (e.g., invoices on appropriate letterhead, time cards, travel vouchers). The supporting documentation must show the method by which the Prime Recipient calculated the total Federal share and non-Federal cost share.

Upon request by ARPA-E, the Prime Recipient is required to provide ARPA-E with additional supporting documentation to explain or justify particular expenditures for which it is seeking reimbursement.

c. Cost Share Reporting

Every reimbursement request submitted by the Prime Recipient must show the Federal share and the non-Federal cost share contribution for the invoice period, and the method by which the Prime Recipient calculated the total Federal share and non-Federal cost share.

Upon request by ARPA-E, the Prime Recipient is required to provide ARPA-E with additional supporting documentation to verify the Prime Recipient's compliance with its cost sharing obligations.

d. Payments

ARPA-E will approve reimbursement requests within 30 days of receipt, unless the billing is improper or the Prime Recipient fails to comply with the terms and conditions of this Award.

ARPA-E will disburse payments under this Award through Automated Clearing House (ACH) VIPERS. The Prime Recipient may check the status of its payments at the VIPERS website. All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) filed by the Prime Recipient.

e. Budget Plan Payments

In exceptional circumstances, ARPA-E may, at its discretion, reimburse the Prime Recipient on a prospective basis through Budget Plan Payments. All requests for Budget Plan Payments must be submitted in writing to the ARPA-E Associate Director for Finance and the support personnel designated by the ARPA-E Program Director. Consistent with Clause 30(a), all Budget Plan Payment requests must be submitted by the Prime Recipient.

Each request must be limited to a single quarter, unless otherwise authorized by the ARPA-E Associate Director for Finance.

Requests for Budget Plan Payments must include:

1. A signed cover letter on appropriate letterhead stating the basis for the request, the total amount of funding requested, the duration of funding, and the technical milestone(s) and deliverable(s) to be achieved with the prospective funding;

2. A detailed budget spreadsheet showing how the prospective funding will be spent during each month of the quarter in each of the following categories:
    a. *Personnel* – include descriptions of the types of positions (e.g., engineer, risk manager, communications director) that will be funded during the quarter;
    b. *Travel* – include description of trips (i.e., destinations, persons traveling, purpose of trip) that will be funded during the quarter;
    c. *Equipment* – include description of equipment that will be purchased or leased during the quarter;
    d. *Supplies* – include description of supplies (e.g., lab supplies) that will be purchased or leased during the quarter;
    e. *Contractual* – include description of contractors that will be funded during the quarter;

f. *Construction* – include description of approved construction that will be funded during the quarter;
g. *Other Direct Costs* – include description of miscellaneous expenses; and
h. *Cost Share* – include the Prime Recipient's cost share contributions for the quarter; and

3. A one-page invoice showing the total amount requested; and

4. If the Budget Plan Payment will be used to purchase equipment, the Prime Recipient is required to provide supporting documentation (e.g., vendor quote, catalog price).

Upon request by ARPA-E, the Prime Recipient is required to provide ARPA-E with additional supporting documentation for its Budget Plan Payment request.

Variances between the prospective monthly budgets and amounts actually incurred will be reconciled at the end of each quarter.

The Prime Recipient is required to submit reimbursement requests electronically through DOE's Oak Ridge Financial Service Center Vender Inquiry Payment Electronic Reporting System (VIPERS). To access and use VIPERS, the Prime Recipient is required to enroll and login to the VIPERS website (https://vipers.oro.doe.gov/).

CLAUSE 31. BUDGET CHANGES

a. Budget Changes Generally

The ARPA-E Contracting Officer has reviewed and approved the SF-424A in Attachment 5 to this Award.

Any increase in the total project cost, which is stated as "Total" in Block 12 to the Cover Page (Assistance Agreement Form) of this Award, must be approved in advance and in writing by the ARPA-E Program Director and the ARPA-E Contracting Officer.

b. Transfers of Funds Among Direct Cost Categories

The Prime Recipient is required to obtain the prior written approval of the ARPA-E Contracting Officer for any transfer of funds among direct cost categories where the cumulative amount of such transfers exceeds or is expected to exceed 25 percent of the total project cost, which is stated as "Total" in Block 12 to the Cover Page (Assistance Agreement Form) of this Award.

c. Transfer of Funds Between Direct and Indirect Cost Categories

The Prime Recipient is required to obtain the prior written approval of the ARPA-E Contracting Officer for any transfer of funds from direct to indirect cost categories.

CLAUSE 32. USE OF PROGRAM INCOME

If the Prime Recipient earns program income during the period of performance as a result of this Award, it may use the program income as defined by 2 C.F.R. § 200.80 to meet its cost sharing requirement.

SUBPART C. MISCELLANEOUS CLAUSES

CLAUSE 33. FELONY CONVICTION AND FEDERAL TAX LIABILITY ASSURANCES

By entering into this agreement, the Prime Recipient attests that it has not been convicted of a felony criminal violation under Federal law in the 24 months preceding the date of signature.

The Prime Recipient further attests that it does not have any unpaid Federal tax liability that has been assessed, for which all judicial and administrative remedies have been exhausted or have lapsed, and that is not being paid in a timely manner pursuant to an agreement with the authority responsible for collecting the tax liability.

CLAUSE 34. NON-ASSIGNABILITY

This Award may not be transferred, assigned, or assumed, by operation of law or otherwise, without the prior written consent of the ARPA-E Contracting Officer.

CLAUSE 35. NONDISCLOSURE AND CONFIDENTIALITY AGREEMENTS ASSURANCES

By entering into this agreement, the Prime Recipient attests that it does not require its employees or contractors to sign nondisclosure or confidentiality agreements which prohibit or otherwise restrict signatories from reporting the following to the DOE Inspector General: a violation of law, rule, or regulation, mismanagement, waste, fraud, abuse, or a substantial and specific danger to public health or safety.

APPENDIX A:

DEFINITIONS

The terms defined in 2 C.F.R. Part 200, Subpart A and this Appendix apply to this Award.

ARPA-E is the Advanced Research Projects Agency – Energy, an agency within the U.S. Department of Energy.

Award is defined on the first page of Attachment 1 to this Award.

Cash contributions are cash expenditures made by a Prime Recipient as contributions toward cost sharing, including expenditures of money that third parties contributed to the Prime Recipient.

Contracting Officer means the ARPA-E official who is authorized to execute awards and amendments on behalf of ARPA-E and is responsible for the business management and non-program aspects of the financial assistance process.

Cooperative agreement is a legal instrument which, consistent with 31 U.S.C. 6302-6305, is used to enter into a relationship, the principle purpose of which is to transfer anything of value from the Federal awarding agency to carry out a public purpose, except that substantial involvement is expected between ARPA-E and the Prime Recipient when carrying out the activity contemplated by the cooperative agreement. The term does not include "cooperative research and development agreements" as defined in 15 U.S.C. § 3710a.

Cost sharing is the portion of project costs from non-Federal sources that are borne by the Prime Recipient (or non-Federal third parties on behalf of the Prime Recipient), rather than by the Federal Government.

Data means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Direct Costs are those that can be identified specifically with a particular final cost objective (i.e., a particular award, project, service, or other direct activity of an organization).

DOE is the U.S. Department of Energy.

Equipment is tangible property, other than real property, having a useful life of more than one year and a per unit acquisition cost which equals or exceeds the lesser of the capitalization level established by the non-Federal entity for financial statement purposes or $5,000.

Expenditures are charges made by a non-Federal entity to a project or program for which a Federal award received. Charges may be reported on a cash or accrual basis, as

long as the methodology is disclosed and consistently applied.

Financial assistance means the transfer of money or property from ARPA-E to a Prime Recipient to carry out a public purpose of support or stimulation authorized by law.

Indirect Costs are those that have been incurred for a common or joint purpose benefitting more than one cost objective and not readily assignable to the cost objectives specifically benefitted without effort disproportionate to the results achieved.

In-kind contributions are the value of non-cash contributions made by a Prime Recipient or non-Federal third parties toward cost sharing. Such in-kind contributions may be in the form of real property, equipment, supplies and other expendable property, and the value of goods and services directly benefiting and specifically identifiable to ARPA-E.

Institution of higher education is an educational institution that (i) meets the criteria in section 101 of the Higher Education Act of 1965 (20 U.S.C. § 1001).

Intangible property is property having no physical existence, such as trademarks, copyrights, patents and patent applications and property, such as loans, notes and other federal debt instruments, lease agreements, stock and other instruments of property ownership.

Limited Rights Data means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Nonprofit organization means any corporation, trust, association, cooperative, or other organization, not including Institutions of Higher Education, which is operated primarily for scientific, educational, service, charitable, or similar purpose in the public interest; not organized primarily for profit; and uses net proceeds to maintain, improve, or expand the operation of the organization.

Program Director is the ARPA-E official who is responsible for managing the technical program carried out under this Award.

Project means the set of activities described in the Award that is approved by ARPA-E for financial assistance (whether such financial assistance represents all or only a portion of the support necessary to carry out those activities).

Period of Performance is defined in Clause 2 of Attachment 1 to this Award.

Property is real property and personal property (e.g., equipment, supplies, and

intellectual property), unless stated otherwise.

Real property is land, including land improvements and structures. The term "real property" does not include movable machinery and equipment.

Prime Recipient means the individual or entity identified in Block 5 of the Cover Page (Assistance Agreement Form) to this Award.

Subaward means an award provided by a pass-through entity to a subrecipient to carry out part of a Federal award received by the pass-through entity. It does not include payments to a contractor or payments to an individual that is a beneficiary of a Federal program. A subaward may be provided through any form of legal agreement, including an agreement that the pass-through entity considers a contract.

Subrecipient is non-Federal entity that receives a subaward from a pass-through entity to carry out part of a Federal program, but does not include an individual that is a beneficiary of such program.

Supplies are tangible property other than real property and equipment. Supplies have a useful life of less than one year.

Termination means the ending of an APRA-E award, in whole or in part, at any time prior to the planned end of the period of performance.

Total project cost means the sum of the Federal Government share plus the Prime Recipient share of total allowable costs. The Federal Government share generally includes costs incurred by Federally Funded Research and Development Centers and Government-Owned Government-Operated laboratories.

VIPERS means DOE's Oak Ridge Financial Service Center Vender Inquiry Payment Electronic Reporting System.

APPENDIX B:

SAMPLE
REIMBURSEMENT REQUEST
SPREADSHEET

Sample Reimbursement Request Spreadsheet

TOTAL BUDGET

		Total Project Cost		Expenditures during Invoice Period		Cumulative Expenditures To Date		
	Category	ARPA-E	Cost Share	ARPA-E	Cost Share	ARPA-E	Cost Share	Remaining Balance
a.	Personnel	342,518	171,259	32,154	22,596	73,659		268,859
b.	Fringe Benefits	137,007	68,504	45,852	25,000	124,588	95,852	12,419
c.	Travel	25,000	12,500	4,569	2,500	11,526	41,268	13,474
d.	Equipment	312,338	156,169	26,987	50,000	144,589		167,749
e.	Supplies	216,346	108,173	35,648	50,000	142,633		73,713
f.	Contractual							0
	Subrecipient							0
	FFRDC							0
	Vendor	3,600	1,800	1,256				3,600
	Total Contractual	3,600	1,800	1,256				3,600
g.	Construction							0
h.	Other Direct Charges	336,598	30,522	56,985				336,598
i.	Indirect Charges	308,191	154,096	35,698	18,526			308,191
	Total Project Cost	1,685,198	704,823	240,405	168,622	496,995	137,120	1,188,203

SEPARATE TT&O WORKSHEET

		Total Project Cost		Expenditures during Invoice Period		Cumulative Expenditures To Date		
	Category	ARPA-E	Cost Share	ARPA-E	Cost Share	ARPA-E	Cost Share	Remaining Balance
a.	TT&O Personnel	85,695		9,584		11,569		74,126
b.	TT&O Fringe Benefits	15,326		3,563		5,643		9,683
c.	TT&O Travel	15,496				6,985		8,511
d.	TT&O Equipment							0
e.	TT&O Supplies	35,265				12,548		22,717
f.	TT&O Contractual							0
	TT&O Subrecipient							0
	TT&O FFRDC							0
	TT&O Vendor							0
	Total TT&O Contractual							0
g.	TT&O Construction							0
h.	TT&O Other Direct Charges							0
i.	TT&O Indirect Charges	59,878		4,985		9,965		49,913
	Total TT&O Cost	211,660		18,132		46,710		164,950

ATTACHMENT 2:

ARPA-E INTELLECTUAL PROPERTY PROVISIONS FOR COOPERATIVE AGREEMENT WITH DOMESTIC SMALL BUSINESSES

1. 2 CFR Part 910, Subpart D, Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)

2. 2 CFR Part 910, Subpart D, Appendix A, Rights in Data - Programs Covered Under Special Data Statutes (OCT 2003)

3. FAR 52.227-1 Authorization and Consent (DEC 2007) Alternate I (APR 1984)

4. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (DEC 2007)

   The above clause is not applicable if the award is for less than $100,000, in aggregate.

5. U.S. Competitiveness Clause

6. Subawards

7. U.S. Manufacturing Plan

NOTE: In reading these provisions, any reference to "*Contractor*" shall mean "*Recipient*," and any reference to "*contract*" or "*subcontract*" shall mean "*award*" or "*subaward*."

NOTE: Please refer to Attachment 4 (ARPA-E Reporting Checklist and Instructions) for guidance on complying with the intellectual property reporting obligations referenced herein.

1. 2 CFR Part 910, Subpart D, Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)

(a) Definitions

Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made, when used in relation to any invention, means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a State nonprofit organization statute.

Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used.

Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up

license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.

(c) Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient

(1) The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.

(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the one-year statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3) The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.

(d) Conditions When the Government May Obtain Title

The Recipient will convey to DOE, upon written request, title to any subject invention:

(1) If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;

(2) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or

(3) In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right To File

(1) The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient's business to which the invention pertains.

(2) The Recipient's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency's licensing regulation, if any. This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency's licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Recipient Action to Protect Government's Interest

(1) The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and

(ii) Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.

(2) The Recipient agrees to require, by written agreement, its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4) The Recipient agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention,

the following statement: "This invention was made with Government support under contract number (enter the number starting with DE-AR) awarded by DOE, Office of ARPA-E. The Government has certain rights in this invention."

(5) The Recipient agrees to provide a report prior to the close-out of a funding agreement listing all subject inventions or stating that there were none.

(6) The Recipient agrees to provide, upon request, the filing date, patent application number and title; a copy of the patent application; and patent number and issue date for any subject invention in any country in which the contractor has applied for a patent.

(7) The Recipient agrees to provide an annual listing of all subject inventions which were disclosed to the agency during the period covered by the report.

(g) Subaward/Contract

(1) The Recipient will include an appropriate Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a domestic small business firm. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors' subject inventions.

(2) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the appropriate patent rights clause pursuant to the instructions provided in Section 6 of this Attachment 2.

(3) In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in

accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.

(i) Preference for United States Industry.

Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in-Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:

(1) Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or

(4) Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement.

(k) [RESERVED]

(l) Communications

For reporting to the Patent Counsel under subsection (c) in this clause, the Recipient should use iEdison at https://s-edison.info.nih.gov/iEdison/. All questions concerning this Patent Rights clause should be sent to the DOE Patent Counsel via email at GC-62@hq.doe.gov.

(m) Electronic Filing

Unless otherwise specified in the award, the information identified in paragraphs (f)(2), (f)(3), (f)(5), (f)(6), and (f)(7) may be electronically filed.

(End of Clause)

2. 2 CFR Part 910, Subpart D, Appendix A, Rights in Data - Programs Covered Under Special Data Statutes (OCT 2003)

(a) Definitions

Computer databases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements

except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in:

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer

software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to:

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Recipient shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement bears any restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (h) of this clause, the protected data notice as authorized in paragraph (g), or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices

placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient:

(ii) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed "protected data'' will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE

These protected data were produced under agreement no._____ with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until 5 years after development of information under this agreement, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part. (End of notice).

(2) Any such marked Protected Data may be disclosed under obligations of

confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the ``Protected Data'' be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government's program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data.

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

1. General (non-enabling) description of the novelty of the technology.
2. Data reflecting the physical and electrical attributes of the developed material/process/devices to the extent that it contributes to the mechanistic understanding of the relationship between processing methods and performance for selective area doping. Examples of physical

and electrical attributes include doping concentration, dopant incorporation, dopant activation, dopant diffusion, and point defects/crystal imperfections near selective area doping interfaces.

3. Data reflecting the physical and electrical attributes of the developed material/process/devices to the extent that it informs the possible applications and/or limitations of the proposed technology.
4. General (non-enabling) illustrations and photographs of any fabricated semiconductor devices.
5. Data reflecting measured semiconductor device parameters from intermediate and final stages of development including measurement test conditions used to characterize the devices. Examples of measured parameters include breakdown voltage, leakage current, turn-on voltage, specific RDSON, Ion/Ioff ratio, avalanche capability, and surge capability. Examples of measurement test conditions include applied biases and temperatures during parameter testing.
6. Data used for describing how the proposed technology could be used in potential applications if successful.

(5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization. See Section 6 of this Attachment 2 for instructions regarding intellectual property provisions for subawards under this agreement.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at any time during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of Clause)

3. FAR 52.227-1 Authorization and Consent (Dec 2007)-Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Recipient shall include the substance of this clause, including this paragraph (b), in all subcontracts that are expected to exceed the simplified acquisition threshold. However, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

4. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (Dec 2007)

(a) The Recipient shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Recipient has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in the Recipient's possession pertaining to such claim or suit. Such evidence and information shall be furnished at the expense of the Government except where the Recipient has agreed to indemnify the Government.

(c) The Contractor shall include the substance of this clause, including this paragraph (c), in all subcontracts that are expected to exceed the simplified acquisition threshold.

(End of clause)

5. U.S. Competitiveness

The Recipient agrees that any products embodying any elected subject invention or produced through the use of any elected subject invention will be manufactured substantially in the United States for any use or sale in the United States, unless the Recipient can show to the satisfaction of DOE that it is not commercially feasible to do so. In the event DOE agrees to foreign manufacture for U.S. use or sales, there will be a requirement that the Government's support of the technology be recognized in some appropriate manner, e.g., recoupment of the Government's investment, etc. The Recipient further agrees to make the above condition binding on any assignee or licensee of, or any entity acquiring rights to, any elected subject invention, including subsequent owners of Recipient acquiring a controlling interest, and including subsequent assignees and licensees.

(End of Clause)

6. Subawards.

(a) Small Business Subawardees: The Recipient shall incorporate all of the intellectual property provisions found in Attachment 2 (Domestic Small Businesses) of the ARPA-E Model Cooperative Agreement (published at http://arpa-e.energy.gov/) in all subawards with domestic small businesses. In incorporating the above-referenced intellectual property provisions, the Recipient shall expressly require compliance with their terms and conditions.

(b) University and Nonprofit Organization Subawardees: The Recipient shall incorporate all of the intellectual property provisions found in Attachment 2 (Domestic Universities and Nonprofit Organizations) of the ARPA-E Model Cooperative Agreement (published at http://arpa-e.energy.gov/) into all subawards with domestic universities or domestic nonprofit organizations. In incorporating the above-referenced intellectual property provisions, the Recipient shall expressly require compliance with their terms and conditions.

(c) Large Business and Foreign Entity Subawardees:

(1) If a large business or foreign entity receiving a subaward provides cost sharing of at least 20% under its subaward or if the project team, as a whole, (i.e., the Prime Recipient, Subrecipients, and others performing or otherwise supporting work under the award) provides cost sharing of at least 20% under the award, the Recipient shall incorporate all of the intellectual property provisions found in Attachment 2 (Large Businesses)—Waiver (Patent Rights) of the ARPA-E Model Cooperative Agreement (published at http://arpa-e.energy.gov/) into its subaward with the large business or foreign entity.

(2) If a large business or foreign entity receiving a subaward does not provide cost sharing of at least 20% under its subaward and if the project team, as a whole, (i.e., the Prime Recipient, Subrecipients, and others performing or otherwise supporting work under the award) does not provide cost sharing of at least 20% under the award, the Recipient shall incorporate all of the intellectual property provisions found in Attachment 2 (Large Businesses)—No Waiver (Patent Rights) of the ARPA-E Model Cooperative Agreement (published at http://arpa-e.energy.gov/) into its subaward with the large business or foreign entity.

(3) In incorporating the above-referenced intellectual property provisions, the Recipient shall expressly require compliance with their terms and conditions.

(d) Subaward Unlimited Rights Data List: For any subaward/subcontract with a for-profit entity (including subcontracts with for-profit vendors) for experimental, developmental or research work, the Recipient will insert the unlimited rights data list found in paragraph (g)(4) under the Rights in Data clause into the corresponding Rights in Data provision in the subaward/subcontract.

(End of Clause)

7. U.S. Manufacturing Plan

(a) The Recipient agrees that a purpose of this contract is to provide substantial benefit to the U.S. economy. In exchange for the benefits and rights received under this contract, and in addition to other provisions of this contract, the Recipient agrees to comply with the U.S. Manufacturing Plan that was submitted as part of its proposal upon which this contract is based, including the following:

> "This ARPA-e program stands to significantly contribute to intellectual property pertaining to the area-selective doping of Gallium Nitride by the Laser Spike Annealing technique. JR2J is therefore committed to performing all manufacturing inside the U.S. that is related to the area-selective doping of GaN through Laser Spike Annealing of ion-implanted dopants."

(b) The requirement and enforcement of the U.S. Manufacturing Plan is in accordance with the Determination of Exceptional Circumstances (DEC) executed by DOE on September 11, 2013. A copy of the DEC is posted at "http://www.energy.gov/gc/downloads/determination-exceptional-circumstances-under-bayh-dole-act-energy-efficiency-renewable. "

(c) The commitments made under this clause shall be included in any subaward as appropriate.

ATTACHMENT 3:

TECHNICAL MILESTONES AND DELIVERABLES

Prime Recipient	JR2J, LLC
Award No.	DE-AR0000870
Type of Funding Agreement	Cooperative Agreement
Competitive or Noncompetitive Award	Competitive
Funding Opportunity Announcement (if applicable)	DE-FOA-00001691, Power Nitride Doping Innovation Offers Devices Enabling SWITCHES (PNDIODES)

Please refer to Subpart A of Attachment 1 to this Award, especially Clause 6 (Federal Stewardship and Substantial Involvement).

A. STATEMENT OF PROJECT OBJECTIVES

The objective of this work is to realize a method which will allow p-n junctions to be formed in n-GaN drift layers by implantation of acceptor species and laser spike anneal (LSA) activation. Our approach is broken into two phases, with the first phase having two sub-phases: In Phase IA, we explore LSA conditions needed to realize the activation of either Be or Mg as acceptor species in GaN. Important tasks in this phase are constructing an apparatus that will allow the anneal to take place in a controlled atmosphere and with a preheating stage to reduce the thermal shock to the sample from the laser heating. Also important is the choice of dielectric cap to be placed on top of the implanted GaN to prevent the formation of nitrogen vacancies during anneal, which act as donors which compensate any acceptors formed. When these conditions are determined, we can then proceed to fabricating diodes using these implanted layers. Phase IB focuses on the fabrication of diodes in much the same way that diodes are fabricated from epitaxially grown p-n junctions, but the p-type layer in this case is formed by implant and anneal. A junction termination extension (JTE) and isolation regions will be formed by implanting N_2 into the p-type GaN. Fabrication will then continue in the traditional sense by applying ohmic contacts to both the p and n type layers. In Phase II diodes will be fabricated by defining the anode and JTE regions by implantation and activation. An isolation region surrounding the devices will then be formed by either etching or implantation of N_2 to create insulating regions. Again, fabrication will then continue in the traditional sense by applying ohmic contacts to both the p and n type layers. Following this is a detailed breakdown of our approach with an associated timetable.

B. SCHEDULE OF TECHNICAL TASKS, MILESTONES, AND DELIVERABLES

WBS	Task/Milestone Title	G/N	Start	End
1	Development of work plan.		1	1
M1.1	Q1 Milestone		1	1
Phase IA	Phase IA Duration		1	5
2	Obtain n-GaN epitaxy on bulk GaN substrates.		1	3
2.1	Obtain bulk GaN wafers from Saint Gobain.		1	2
2.2	Epitaxy calibration tests at Agnitron.		1	2
2.3	Grow first round of epixaxy at Agnitron on Saint Gobain wafers.		1	3
M2.3.1	Q3: Take delivery of first round of epi from Agnitron.		3	3
3	Implant, capping, and anneal study with existing epi.		1	2
3.1	Implant existing epi with Be and Mg.		1	2
M3.1.1	Q2: XRD/Raman analysis of implantation damage		2	2
3.2	Deposit capping layers by MOCVD at Agnitron.		2	2
3.3	Deposit capping layers by LPCVD at Cornell.		2	2
3.4	Deposit capping layers by PVD at Cornell.		2	2
4	Construction of N2 purged heated cell for LSA.		1	2
4.1	Order all parts required for cell construction.		1	2
4.2	Machine the parts to construct the cell.		2	2
M4.2.1	Q2: Complete the cell assembly and test.		2	2
5	Test anneal conditions for cap integrity of capped epi samples		3	3
5.1	Explore CO2 LSA parameter space.		3	3
5.2	Explore diode laser LSA parameter space.		3	3
M5.2.1	Q3: Determine LSA and capping conditions that maintain cap integrity.		3	3
6	Implant and anneal parameter space study using the optimized capping structure		3	5
6.1	Implant Agnitron epi with Be and Mg.		3	3
6.2	Apply optimized capping structure to implanted epi.		3	3
6.3	Anneal capped wafers with a range of LSA conditions.		3	5
M6.3.1	Q5 XRD/Raman evidence of implantation damage recovery.		5	5
M6.3.2	Q5: PL/Hall/CV evidence of hole concentrations (Go/No-Go)	G/N	5	5
6.4	TEM analysis of p-GaN layers.		5	6
Phase IB	Phase IB Duration		5	6
7	Design and execute process for planar p-n diode fabrication.		5	5
7.1	Obtain second round of GaN epi from Agnitron.		5	5
7.2	Optimize ohmic contacts to p-GaN as well as the JTE implant.		5	6
7.3	Fabricate planar p-n junction diodes.		6	6
7.4	Electrical characterization of the planar p-n diodes.		6	6
M7.4.1	Q6 Fabricate planar p-n diodes (Go/No Go)	G/N	6	6
Phase II	Phase II Duration		6	8
8	Design and execute process for embedded p-n diode fabrication.		6	7
8.1	Simulation of implanted and activated JTE.		6	7
8.2	Fabricate embedded p-n diodes.		7	7
8.3	Electrical characterization of the embedded p-n diodes.		7	8
M8.3.1	Q8: Fabricate embedded p-n diodes		8	8
9	Technology To Market		1	8
9.1	Invention disclosures and patent applications		1	8
M9.1.1	Q1: IP background report		1	1
M9.1.2	Q4: IP pdate		4	4
M9.1.3	Q8: IP update		8	8
9.2	Publications and Presentations		1	8
M9.2.1	Q4: Presentation / Publication		4	4
M9.2.2	Q8: Presentation / Publication		8	8


Quarters
1 2 3 4 5 6 7 8 9 10 11 12

C. DESCRIPTION OF TECHNICAL TASKS, MILESTONES, AND DELIVERABLES

WBS	Task/Milestone Title	Task/Milestone Description	Start Q	End Q	Baseline Start(DATE)	Baseline End(DATE)
1.0	**Development of work plan.**	**Development of interim/lower level tasks and milestones.**	**1**	**1**	**10/01/17**	**12/31/17**
M1.1	Q1 Milestone	Complete work plan approved by the Program Director and submitted to the ARPA-E Deputy Director of Technology.	1	1	12/31/17	12/31/17
2	**Obtain n- GaN epitaxy on bulk GaN substrates.**	**The objective of this project element is to obtain n- GaN epitaxy with a doping level ~1-2e16 cm^{-3} and a thickness of 10-12 microns on bulk GaN wafers. These layers will serve as the drift layers for the fabricated diodes and are also an ideal background for exploring the activation of p-type dopants.**	**1**	**3**	**10/01/17**	**06/30/18**
2.1	Obtain bulk GaN wafers from Saint Gobain.	Saint Gobain was identified as the GaN substrate supplier that will be used for this effort. 2" GaN wafers with an appropriate miscut from the c-axis will be specified and ordered in a quantity of 35 units.	1	2	10/01/17	03/31/18
2.2	Epitaxy calibration tests at Agnitron.	GaN growth conditions that yield the correct doping that we are targeting will be calibrated at Agnitron, Inc. Dilution of the Si dopant source is an important parameter that needs to be carefully performed to yield the low doping that we desire. Calibration tests will be performed on GaN on sapphire templates. Verification of doping levels will be performed by JR2J by Hg probe CV.	1	2	10/01/17	03/31/18
2.3	Grow first round of epixaxy at Agnitron on Saint Gobain wafers.	An initial quantity of 10-15 wafers will be grown with the drift layer to serve as test samples to optimize the implantation and annealing conditions for Phase IB and Phase II part of this study.	1	3	10/01/17	06/30/18
M2.3.1	Q3: Take delivery of first	Take delivery of first round of epi wafers from Agnitron. Epilayers will	3	3	06/30/18	06/30/18

	round of epi from Agnitron.	be evaluated by CV measurement to verify the doping level is in the range of 1-2e16 cm^{-3}.				
3	**Implant, capping, and anneal study with existing epi.**	**The objective of this project element is to mitigate the time delay that will be encountered in sourcing bulk GaN wafers and having epitaxy grown on them. JR2J has some existing GaN epitaxy, and while it is not ideal as far as the doping of the drift layer, it can be used to measure the degree of damage the implant causes to the GaN, and also to evaluate different capping schemes to see which one holds up best under anneal.**	**1**	**2**	**10/01/17**	**03/31/18**
3.1	Implant existing epi with Be and Mg.	Implant the existing epi samples with a range of implant energies and doses.	1	2	10/01/17	03/31/18
M3.1.1	Q2: XRD/Raman analysis of implantation damage.	X-ray diffraction and Raman spectroscopy will be used to qualitatively analyze the degree of implantation damage done to the GaN by the implant. These spectra will later be compared to the spectra from implanted and annealed samples to determine if the anneals are healing any damage. Acceptance of a quantitative ion Implantation and annealing characterization report by ARPA-E.	2	2	03/31/18	03/31/18
3.2	Deposit capping layers by MOCVD	Amorphous and crystalline MOCVD AlN and GaN layers will be deposited on the implanted samples prior to annealing. This will serve to compare the film quality of a MOCVD cap vs an LPCVD cap.	2	2	01/01/18	03/31/18
3.3	Deposit capping layers by LPCVD	Amorphous AlN and GaN layers will be deposited on the implanted samples prior to annealing.	2	2	01/01/18	03/31/18
3.4	Deposit capping layers by PVD at Cornell.	Existing results of annealing Mg implanted into GaN utilize a PVD sputtered AlN cap for the anneal. This will be to compare the effectiveness of the MOCVD and	2	2	01/01/18	03/31/18

		LPCVD deposited caps.				
4	**Construction of N_2 purged heated cell for LSA.**	**The objective of this project element is to create a sealed chamber with a heated stage that will integrate with the current open-air LSA anneal system at Cornell. Anneals performed on the room temperature stage had problems with breaking at increased laser powers. The heated stage will mitigate that problem to a large extent.**	**1**	**3**	**10/01/17**	**03/31/18**
4.1	Order all parts required for cell construction.	A heated stage (up to 1000 °C) will be enclosed in a ISO flanged stainless-steel chamber with appropriate feedthroughs for power and temperature measurement, as well as gas purging. A ZnSe window (for the CO_2 laser) or fused silica (for the diode laser) will be fitted to an appropriate ISO flange to allow the laser light into the cell. The cell will need to be adapted to the automated stage of the LSA system.	1	2	10/01/17	03/31/18
4.2	Machine the parts to construct the cell.	A significant amount of machining will need to be done to mate the cell to the current stage and optical system of the LSA system.	2	3	10/01/17	03/31/18
M4.2.1	Q2: Complete the cell assembly and test.	Complete the cell assembly and test. Successful integration of the cell with the LSA system with heater control and gas purging. Acceptance of a cell assembly and test report by ARPA-E.	3	3	03/31/18	03/31/18
5	**Test anneal conditions for cap integrity of capped epi samples**	**The objective of this project element is to determine which capping scheme holds together under the LSA anneal conditions. In our initial experiments the cap seemed adversely affected by the LSA anneal, so it is likely that some capping schemes will be superior to others.**	**3**	**3**	**04/01/18**	**06/30/18**
5.1	Explore CO_2 LSA	Anneals using the CO_2 laser system	3	3	04/01/18	06/30/18

	parameter space.	will be performed that will determine the maximum dwell times and laser power that can be applied to the samples keeping the caps intact and the samples from breaking.				
5.2	Explore diode laser LSA parameter space.	Anneals using the diode laser system will be performed that will determine the maximum dwell times and laser power that can be applied to the samples keeping the caps intact and the samples from breaking.	3	3	04/01/18	06/30/18
M5.2.1	Q3: Determine LSA and capping conditions that maintain cap integrity.	Determine LSA and capping conditions that maintain cap integrity. Establish an upper limit on laser power that can be applied that keeps the cap intact and the sample from breaking. Acceptance of a qualitative laser annealing report by ARPA-E.	3	3	06/30/18	06/30/18
6	**Implant and anneal parameter space study using the optimized capping structure.**	**The objective of this project element is to explore a range of implant profiles of Be and Mg into the epitaxial GaN and also a range of LSA conditions using the optimized capping structure determined. The samples will be analyzed by XRD, Raman, Hall, and PL to help determine the effectiveness of the implant and anneal.**	**3**	**5**	**04/01/18**	**12/31/18**
6.1	Implant Agnitron epi with Be and Mg.	A range of implant profiles of both Be and Mg will be calculated and applied to the epi from Agnitron.	3	3	04/01/18	06/30/18
6.2	Apply optimized capping structure to implanted epi.	The optimized cap structure will be applied to all of the implanted wafers.	3	3	04/01/18	06/30/18
6.3	Anneal capped wafers with a range of LSA conditions.	With the previously limits determined of the LSA parameters, anneals will be performed with the aim of reaching near 1500 °C surface temperatures on the samples.	3	5	04/01/18	12/31/18
M6.3.1	Q5: XRD/Raman evidence of	Demonstration of healing the implant damage by LSA as	5	5	12/31/18	12/31/18

	implantation damage recovery.	measured by XRD/Raman. The extra diffraction peaks (in both the XRD and Raman analysis) that appear after implant will be undetectable after the LSA anneal.				
M6.3.2	Q5: PL/Hall/CV evidence of hole concentrations from 1e16 – 4e17 cm^{-3}. (Go/No-Go)	Demonstration of hole concentrations in implanted and annealed layers from 1e16 – 4e17 cm^{-3} as measured by PL/Hall/CV.	5	5	12/31/18	12/31/18
6.4	TEM analysis of p-GaN layers.	TEM will be done at this stage to get a more direct observation of the degree which the anneal heals the implantation damage and also provide information regarding the acceptor lattice site.	5	6	10/01/18	03/31/19
7	**Design and execute process for planar p-n diode fabrication.**	**The objective of this project element is to design and fabricate planar vertical p-n junction devices which meet the performance specs of the FOA. Fabrication will be similar to the process that would be used on an epitaxially grown p-n junction, except that the p-n junction in this case will be formed by implant and anneal.**	**5**	**5**	**10/01/18**	**12/31/18**
7.1	Obtain second round of GaN epi from Agnitron.	Obtain a second round of GaN epi on GaN wafers from Agnitron. This second round is being utilized in case something with the growth needs to be changed relative to the first round.	5	5	10/01/18	12/31/18
7.2	Optimize ohmic contacts to p-GaN as well as the JTE implant.	A short loop experiment needs to be done to verify the p-type contact scheme. Another experiment needs to be done to determine the optimum JTE length for a calculated 90% deactivation of the p-type layer by a N_2 implant.	5	6	10/01/18	03/31/19
7.3	Fabricate planar p-n junction diodes.	Fabricate planar p-n junction diodes by implanting and activating the p-layer and then forming a JTE and isolation region by implanting N2 into (JTE) and beyond (isolation) the p-type layer.	6	6	01/01/19	03/31/19

7.4	Electrical characterization of the planar p-n diodes.	Diodes will be evaluated electrically for both forward and reverse characteristics.	6	6	01/01/19	03/31/19
M7.4.1	Q6: Fabricate planar p-n diodes (Go/No Go)	Demonstration of a planar p-n diode that meets the performance specs laid out in the FOA: Breakdown voltage >600V, leakage current <1nA at 600V. If performance specs are close to being met, another fabrication round may be attempted to realize devices that meet the requirements of the FOA.	6	6	03/31/19	03/31/19
8	**Design and execute process for embedded p-n diode fabrication.**	**The objective of this project element is to design and fabricate embedded vertical p-n junction devices which meet the performance specs of the FOA. The process will be different the planar diode in that the JTE will be formed by implanting and activating a thin layer of p-type region near the top of the device. An isolation scheme such as N_2 implantation or perhaps mesa etching will also likely need to be used.**	**6**	**7**	**01/01/19**	**06/30/19**
8.1	Simulation of implanted and activated JTE.	A simulation of the lateral electric field profile in the JTE region will need to be performed to determine the implantation parameters that will need to be used to form it.	6	7	01/01/19	06/30/19
8.2	Fabricate embedded p-n diodes.	Fabricate the embedded p-n diodes by implanting the p-type anode region, followed by implanting the JTE region. The samples will then be capped and annealed. Standard processing follows after that step.	7	7	04/01/19	06/30/19
8.3	Electrical characterization of the embedded p-n diodes.	Diodes will be evaluated electrically for both forward and reverse characteristics.	7	8	04/01/19	09/30/19
M8.3.1	Q8: Fabricate embedded p-n diodes.	Demonstration of an embedded p-n diode that meets the performance specs laid out in the FOA: Breakdown voltage >1200V, leakage current <1nA at 600V. If	8	8	09/30/19	09/30/19

		performance specs are close to being met, another fabrication round may be attempted to realize devices that meet the requirements of the FOA.				
9	**Technology To Market**	**Project IP strategy and technical communication though relevant technical conferences and publications in peer reviewed journals to maximize impact.**	**1**	**8**	**10/01/17**	**09/30/19**
9.1	Invention disclosures and patent applications	Review relevant IP landscape and prior art associated with the project technology and deliver a background assessment and IP strategy to the program director. Any invention disclosures and patent applications should be documented and notifications sent to ARPA-E on a quarterly basis.	1	8	10/01/17	09/30/19
M9.1.1	Q1: IP background report	Present to ARPA-E Program Director for acceptance a background assessment and IP strategy report	1	1	12/31/17	12/31/17
M9.1.2	Q4: IP update	Acceptance of an invention disclosure and patent application update report by ARPA-E.	4	4	09/30/18	09/30/18
M9.1.3	Q8: IP update	Acceptance of an invention disclosure and patent application update report by ARPA-E.	8	8	09/30/19	09/30/19
9.2	Publications and Presentations	Communicate technical progress at relevant technical conferences and through publications in peer reviewed journals.	1	8	10/01/17	09/30/19
M9.2.1	Q4: Presentation / Publication	Present results at appropriate Conference or submit manuscript for publication in peer reviewed journal.	4	4	09/30/18	09/30/18
M9.2.2	Q8: Presentation / Publication	Present results at appropriate Conference or submit manuscript for publication in peer reviewed journal.	8	8	09/30/19	09/30/19

ATTACHMENT 4:
ARPA-E REPORTING CHECKLIST AND INSTRUCTIONS

1. Identification Number: **DE-AR0000870**	2. Program/Project Title: PNDIODES/ Laser Spike Annealing for the Activation of Implanted Dopants in Gallium Nitride		
3. Recipient: **JR2J, LLC**			
4. Reporting Requirements (see attached "ARPA-E Reporting Instructions"):	Frequency	No. of Copies	Addressees
I. PROJECT MANAGEMENT REPORTING (DURING AWARD)	QR	1	https://arpa-e-epic.energy.gov
☒ A. Research Performance Progress Reports	QR	1	https://arpa-e-epic.energy.gov
☒ B. Financial Reports	Y	1	http://www.osti.gov/elink-2413
☒ C. Scientific/Technical Conference Papers/Proceedings	Y	1	See block 5 for instructions
☒ D. Intellectual Property Reporting	X	1	https://arpa-e-epic.energy.gov
☒ E. Intellectual Property Management Plan	A	1	https://arpa-e-epic.energy.gov
☒ F. Subject Invention Utilization Reporting	Y	1	https://arpa-e-epic.energy.gov
☒G. Lobbying Activities Reporting	Y	1	https://arpa-e-epic.energy.gov
☒ H. Special Status Reports	FY	1	See block 5 for instructions
☒ I. Annual Indirect Cost Proposals	FY	1	See block 5 for instructions
☒ J. Annual Audit of For-Profit Recipients	RFY	1	https://arpa-e-epic.energy.gov
☒ K. Annual Property Inventories	Y	1	See block 5 for instructions
☒ L. Subaward/Subcontract Reports			
	F	1	http://www.osti.gov/elink-2413
II. CLOSEOUT REPORTING (UPON CLOSEOUT OF AWARD)	F	1	http://www.osti.gov/elink-2413
☒ A. Final Scientific/Technical Report	F	1	See block 5 for instructions
☒ B. Final Invention and Patent Report	F	1	https://arpa-e-epic.energy.gov
☒ C. Final Property Report	F	1	http://www.osti.gov/estsc/241-4pre.jsp
☒ D. Software Deliverable Submission			
III. POST-AWARD REPORTING (FOLLOWING CLOSEOUT OF AWARD)	A	1	https://arpa-e-epic.energy.gov
☒ A. Subject Invention Utilization Reporting (see Section I.F above)			

FREQUENCY CODES AND DUE DATES:

A – Annually; within 90 calendar days after the end of the annual reporting period.

F – Final; within 90 calendar days after closeout of the award.

FY – Annually; within 180 calendar days after the close of the fiscal year.

QR – Quarterly; within 30 calendar days after end of the quarterly reporting period.

RFY – Recipient's Fiscal Year; within the earlier of 30 days after receipt of the auditor's report or 9 months after end of the audit period.

X – Within six (6) weeks of the effective date of ARPA-E Award.

Y – Within five (5) calendar days after the event or as specified.

5. ARPA-E Special Instructions:

For Annual Indirect Cost Proposals: If ARPA-E is the Cognizant Federal Agency, submit to https://arpa-e-epic.energy.gov. Otherwise, send to the Cognizant Federal Agency.

For Annual Audits of For-Profit Recipients: Send to DOE-Audit-Submission@hq.doe.gov and https://arpa-e-epic.energy.gov.

For Subaward/Subcontract Reports: Send to GC-62@hq.doe.gov and https://arpa-e-epic.energy.gov.

For Intellectual Property Reporting: Send mandatory intellectual property reports specified in Section D.1 of this Attachment to iEdison https://s-edison.info.nih.gov/iEdison/. Send special intellectual property reports specified in Section D.2 of this Attachment to DOE Patent Counsel via email at GC-62@hq.doe.gov. Send all questions concerning the Patent Rights Clause in Attachment 2 of this Award to DOE Patent Counsel via email at GC-62@hq.doe.gov.

For Final Invention and Patent Reports: Send to GC-62@hq.doe.gov and https://arpa-e-epic.energy.gov.

ARPA-E Reporting Instructions

*** ***Throughout award negotiations and the performance of the project, it is important that you mark confidential information and documents as described in Appendix A. It is equally important that you not submit Protected Personally Identifiable Information (Protected PII) to ARPA-E. See Appendix A for guidance on Protected PII.*** ***

I. PROJECT MANAGEMENT REPORTING

A. Research Performance Progress Reports

Submit via:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within 30 calendar days of every quarter (January 31, April 30, July 31, October 31)

Every quarter, the Prime Recipient is required to submit a Research Performance Progress Report for the project – i.e., the entirety of work performed by the Prime Recipient, Subrecipients, and contractors – to ARPA-E through ARPA-E's Energy Program Information Center (ePIC). For general guidance on submitting Research Performance Progress Reports through ePIC, see the instructions provided below. For detailed guidance on the use of ePIC, please refer to the ePIC User Guide (https://arpa-e-epic.energy.gov/FileContent.aspx?FileID=1c5ede2c-ef5f-42ea-919f-4127ee085eb8). You must be registered in ePIC and log in to access the ePIC User Guide.

To submit a Research Performance Progress Report, the Prime Recipient must log in to the ePIC system, navigate to the reporting module on the project dashboard, and complete the following fields.

i. Technical Progress

Section I. Accomplishments & Milestone Update: Provide a comparison of the actual accomplishments against the technical milestones and deliverables for the period. The ePIC system allows the Prime Recipient to submit a narrative in Adobe PDF format, as well as individual summaries of milestone progress. In addition, the Prime Recipient must enter the actual start

and completion dates of milestones and deliverables and provide an estimated percentage of completion for each milestone and deliverable in the ePIC system.

If technical milestones and deliverables were not met, explain why they were not met in this section. This section should contain sufficient information to allow the ARPA-E Program Director to verify the achievement of the technical milestones and deliverables. If desired, the Prime Recipient may also provide updates on milestones not scheduled for the current quarter in this section.

ii. Additional Performance Updates

Section II. Issues, Risks, and Mitigation: Discuss any actual or anticipated problems, risks, or issues, along with the actions planned or taken to resolve them.

Section III. Changes in Approach: Discuss any changes in approach or aims and the reasons for change. Any changes to the technical milestones and deliverables must be approved in advance by the ARPA-E Contracting Officer.

Section IV. Project Personnel: Document any changes in project personnel or teaming arrangements during the quarter. Such changes must be approved in advance by the ARPA-E Contracting Officer.

iii. Technology to Market Updates

Section V. Project Output:

A. Publications: Identify any project-related articles, papers, or presentations that are authored or prepared by the Project Team and published or distributed (at a conference or otherwise). The entry must include author name; title; publication or conference; volume, issue, and pages (if applicable); and year of publication. *The Prime Recipient is required to send a copy of each publication to the program support designated by the ARPA-E Program Director.* Scientific/technical conference papers/proceedings must also be reported in accordance with Section I.C of "ARPA-E Reporting Instructions."

B. Other Products: Provide information on any additional project output, such as high-visibility media articles, data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment. Provide a brief description of additional project output, date of release, and entity to which output was provided.

C. Follow-On Funding: The Prime Recipient is required to disclose any funding currently received or any anticipated commitment or obligations of funding that may be received by the Prime Recipient, Subrecipient(s), Principal Investigator(s) (including Co-Principal Investigators), or Key Participants to support the ARPA-E funded project or work that is directly or indirectly related to the ARPA-E funded project. List the source of funding, amount of funding, the beginning and end dates of funding, and point of contact (name, title, employer, telephone number, and e-mail address), regarding the current or anticipated funding.

iv. Administrative and Legal Updates

Section VI. Recipient and Principal Investigator Disclosures: The Prime Recipient is required to disclose if any of the following conditions exist:

A. The Prime Recipient, Subrecipient, or Principal Investor(s) (including Co-Principal Investigators) is under investigation for or has been convicted of fraud or similar acts, violations of U.S. export control laws and regulations, or violations of the Drug-Free Workplace Act of 1988 (Pub. L. 100-690, Title V, Subtitle D; 41 U.S.C. 701, et seq.);

B. The Prime Recipient, Subrecipient, or Principal Investigator(s) (including Co-Principal Investigators) is debarred, suspended, proposed for debarment, or otherwise declared ineligible from receiving Federal contracts, subcontracts, and financial assistance and benefits; or

C. The Prime Recipient or its parent: (i) is insolvent; (ii) has filed a voluntary case under the Bankruptcy Act or has

consented to an involuntary case under the Bankruptcy Act; or (iii) has had a proceeding filed against it to, or consented to, the dissolution, winding-up or readjustment of debts, appointment of a receiver, conservator, trustee or other officer under any applicable state or federal law.

Section VII. Conflicts of Interests Within Project Team: The Prime Recipient is required to disclose any actual or apparent personal, organizational, financial, and other conflicts of interest within the Project Team. Examples of potential conflicts of interest may include, but are not limited to: the Principal Investigator for the Prime recipient may have an equity stake in a Subrecipient; the Principal Investigator for a Subrecipient may have a consulting arrangement with the Prime Recipient; or a Subrecipient may be a subsidiary or otherwise affiliated with the Prime Recipient.

Section VIII. Performance of Work in the United States: The Prime Recipient is required to disclose if any work under the Award is being performed outside of the United States/U.S. Territories. ARPA-E requires 100% of the Total Project Cost to be expended in the United States/U.S. Territories. The Prime Recipient may perform certain work overseas if authorized in advance by the ARPA-E Contracting Officer (e.g., by approval of a Foreign Work Waiver Request).

v. Cost Updates

Section IX. Budget Status - Prime Recipient: The Prime Recipient is required verify that budget amounts **submitted for reimbursement** to ARPA-E during the quarter are accurate and complete, and provide an explanation for any discrepancies, cost overruns, or high unit costs. In addition, as prompted in the ePIC system, enter TT&O costs, if applicable.

Section X. Submit Page: The Prime Recipient is required to certify that the information provided in the Research Performance Progress Report is accurate and complete as of the date shown.

B. Financial Reports

Submit via email to:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within 30 calendar days of every quarter (January 31, April 30, July 31, October 31)

Every quarter, the Prime Recipient is required to submit a completed SF-425 for the project – i.e., the entirety of work performed by the Prime Recipient, Subrecipients, and contractors – to ARPA-E via ePIC. A fillable version of the SF-425 is available at http://www.whitehouse.gov/omb/grants_forms.

To submit a SF-425, the Prime Recipient must log in to the ePIC system and navigate to the reporting module on the project dashboard. Click "add" to upload a new SF-425. For detailed guidance on the use of ePIC, please refer to the ePIC User Guide (https://arpa-e-epic.energy.gov/FileContent.aspx?FileID=1c5ede2c-ef5f-42ea-919f-4127ee085eb8). You must be registered in ePIC and log in to access the ePIC User Guide.

C. Scientific/Technical Conference Papers/Proceedings

Submit to:	DOE Energy Link System (E-Link) available at http://www.osti.gov/elink-2413
Submission deadline:	Within five (5) calendar days after the occurrence of the event

The Prime Recipient must submit a copy of any scientific/technical conference papers/proceedings, with the following information: (1) name of conference; (2) location of conference; (3) date of conference; and (4) conference sponsor. Scientific/technical conference papers/proceedings must be submitted in the Adobe PDF format as one integrated PDF file containing all text, tables, diagrams, photographs, schematic, graphs, and charts. In addition, scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3. The form and instructions are available on DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413.

D. Intellectual Property Reporting

1. Mandatory Intellectual Property Reports

Submit via:	NIH's iEdison System (https://s-edison.info.nih.gov/iEdison/)
Required Reports:	See the Patent Rights Clause in Attachment 2 of this Award for the specific details of reporting requirements. The Prime Recipient is required to report the following to DOE Patent Counsel:

	• Disclose subject inventions, including anticipated uses and sales – ➢ Under Attachment 2 (Small Business) and Attachment 2 (Universities), within 2 months after disclosure of the subject invention to personnel charged with patent administration matters. ➢ Under Attachment 2 (Large Business), within 6 months of conception or first actual reduction to practice whichever occurs first under the award, and before sale, public use, or public disclosure of the invention. • Elect (or decline) to retain title to a subject invention – ➢ Under Attachment 2 (Small Business) and Attachment 2 (Universities), no later than 2 years after disclosing the subject invention to ARPA-E/DOE through iEdison or 60 days prior to any statutory deadline, whichever is earlier. ➢ Under Attachment 2 (Large Business), no later than 8 months after disclosing the subject invention to ARPA-E/DOE through iEdison or 60 days prior to any statutory deadline, whichever is earlier. • Disclose the filing of any U.S. or foreign patent applications for a subject invention including the filing date, patent application number, and title. ➢ An initial patent application must be filed with the U.S. Patent and Trademark Office (USPTO) within one year after electing to retain title, but prior to any statutory deadline. • Disclose the patent number and issue date for any patent issued for a subject invention.

2. Special Intellectual Property Reports

Submit to:	DOE Patent Counsel at GC-62@hq.doe.gov
Required Reports:	The Prime Recipient is required to report the following to DOE Patent Counsel: • Request for extensions of time. • Discontinue prosecution of a patent application, maintenance of a patent, or defense in a patent reexamination or opposition proceeding, regardless of jurisdiction. Must be submitted at least 30 days before the expiration of the response period required by a relevant domestic or foreign patent office.

E. Intellectual Property Management Plan

Submit via email to:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within six (6) weeks of the effective date of the ARPA-E Award

ARPA-E requires every Project Team in which more than one team member will perform research and development work or share technical data, to negotiate and establish an Intellectual Property Management Plan to govern the management and disposition of intellectual property first conceived or first actually reduced to practice or technical data first produced or specifically used under the Award. Research and development work includes, but is not limited to, pursuit of project tasks or sub-tasks that may result in development of a patentable invention or technical data. Normally, research and development work does not include provision of commercial, off-the-shelf equipment or supplies, or provision of commercial services. ARPA-E reserves the right to assess whether multiple members of a Project Team will perform such work.

When required, the Prime Recipient must submit a completed and signed Intellectual Property Management plan to ARPA-E. The Intellectual Property Management Plan is subject to the terms and conditions of the ARPA-E Award and applicable Federal laws, regulations, and policies, all of which take precedence over the terms and conditions of the Intellectual Property Management Plan.

ARPA-E has developed a template for Intellectual Property Management Plans, available at http://arpa-e.energy.gov/arpa-e-site-page/award-guidance, so as to facilitate and expedite the negotiation of an Intellectual Property Management Plan. ARPA-E does not mandate the use of this template. ARPA-E strongly encourages Project Teams to consult their legal counsel before using the template.

To submit an Intellectual Property Management Plan, the Prime Recipient must log in to the ePIC system and navigate to the reporting module on the project dashboard. For detailed guidance on the use of ePIC, please refer to the ePIC User Guide (https://arpa-e-epic.energy.gov/FileContent.aspx?FileID=1c5ede2c-ef5f-42ea-919f-4127ee085eb8). You must be registered in ePIC and log in to access the ePIC User Guide.

F. Subject Invention Utilization Reporting

Submit via:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within 90 calendar days after the end of the annual reporting period and for five (5) years after the end of the Project Period.

As authorized in paragraph (h) of the "Patent Rights Clause" in Attachment 2, entitled "Reporting on Utilization of Subject Inventions"", ARPA-E requires Recipients to submit annual reports, throughout the project period and for five

(5) years after the end of the Project Period, on the utilization of subject inventions and efforts made by Recipients or their licensees or assignees to stimulate such utilization. ARPA-E agrees that, to the extent permitted by law, it shall not disclose information data or information supplied under this paragraph to persons outside the Government to the extent the data or information is considered by the Prime Recipient, its licensees, or assignees to be privileged and confidential and is so marked, in accordance with 35 U.S.C. § 202(c)(5).

To submit a Subject Invention Utilization Report, the Prime Recipient must log in to the ePIC system and navigate to the reporting module on the project dashboard. For detailed guidance on the use of ePIC, please refer to the ePIC User Guide (https://arpa-e-epic.energy.gov/FileContent.aspx?FileID=1c5ede2c-ef5f-42ea-919f-4127ee085eb8). You must be registered in ePIC and log in to access the ePIC User Guide.

G. Lobbying Activities Reporting

Submit via email to:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within five (5) calendar days after the event

The Prime Recipient and Subrecipients are required to complete SF-LLL, "Disclosure of Lobbying Activities" (http://www.whitehouse.gov/sites/default/files/omb/grants/sflllin.pdf), if any non-Federal funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any Federal agency, a Member of Congress, and officer or employee of Congress, or an employee of a Member of Congress in connection with the Award.

H. Special Status Reports

Submit via email to:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within five (5) calendar days after the event

The Prime Recipient is required to report the following events to ARPA-E:

1. Any notices or claims of patent or copyright infringement arising out of or relating to the performance of the ARPA-E Award;

2. Refusal of a Subrecipient to accept flowdown requirements in Attachment 1 or Attachment 2 to the ARPA-E Award;

3. Violations of federal, state, and municipal laws arising out of or relating to work under the Award;

4. Any improper claims or excess payments arising out of or relating to work under the Award;

5. Potential or actual violations of the cost share requirements under the Award;

6. Potential or actual bankruptcy/insolvency of the Prime Recipient or Subrecipient;

7. Under investigation for, or convicted of, violation of U.S. export control laws and/or regulations arising out of or relating to the work under the Award;

8. Any fatality or injuries requiring hospitalization arising out of or relating to work under the Award;

9. Any verbal or written notice of violation of any environmental, health, or safety laws and regulations arising out of or relating to the work under the Award;

10. Any event which is anticipated to cause a significant schedule slippage or cost increase;

11. Any damage to Government furnished property, or property acquired with, project funding by the Prime Recipient or subrecipient, valued in excess of $25,000;

12. Any incident arising out of or relating to work under the Award that has the potential for high visibility in the media.

I. Annual Indirect Cost Proposals

Submit to:	If ARPA-E is the Cognizant Federal Agency, send it to ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov. Otherwise, submit it to the Cognizant Federal Agency (as defined by 2 C.F.R. § 200.19).
Submission deadline:	Within 180 calendar days of the close of the fiscal year

The Prime Recipient must submit an Annual Indirect Cost Proposal, reconciled to

its financial statements unless the award is based on a predetermined or fixed indirect rate(s), a fixed amount for indirect or facilities and administration (F&A) costs, or a de minimis rate is charged as described at 2 C.F.R. § 200.414(f). The Prime Recipient must submit its annual indirect cost proposal directly to the Cognizant Federal Agency for negotiating and approving indirect costs in the form required by that agency.

J. Annual Audits of For-Profit Recipients

Submit to:	DOE-Audit-Submission@hq.doe.gov and ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within the earlier of 30 days after receipt of the auditor's report(s) or 9 months after the end of the audit period (Recipient's fiscal year-end)

Any Prime Recipient that is a for-profit entity that expends $750,000 or more during the for-profit entity's fiscal year in DOE/ARPA-E funds must submit an annual compliance audit and, if available, its financial statements as required by 2 C.F.R. § 910.510(a). See 2 C.F.R. 910 Subpart F (Audit Requirements for For-Profit Entities).

K. Annual Property Inventories

Submit to:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within 90 calendar days of the close of the annual reporting period

The Prime Recipient must submit an annual inventory of Government-furnished property and property acquired with project funding, whether held by the Prime Recipient or Subrecipients. The Prime Recipient must complete SF-428A, available at http://www.whitehouse.gov/omb/grants_forms. The inventory must include a description of the property, tag number, acquisition date, and acquisition cost, if purchased with project funds. The location of property should be listed under the Comments section. Any property with a fair market value of $5,000 or less (per item) may be omitted from the inventory.

L. Subaward/Subcontract Reports

Submit to:	GC-62@hq.doe.gov and ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within five (5) calendar days after the event

Under Attachment 2 (Large Business), the Prime Recipient is required to report

the conclusion of any subawards or subcontracts at any tier containing a patent rights clause. The Prime Recipient must identify the Subrecipient or Subcontractor, provide a copy of the patent rights clause, briefly describe the work to be performed under subaward or subcontract, and state the dates of award and estimated completion.

The Prime Recipient is not required to provide these reports if Attachment 2 (Small Business) or Attachment 2 (Universities) was included with its ARPA-E Award.

II. CLOSEOUT REPORTING (UPON CLOSEOUT OF AWARD)

A. Final Scientific/Technical Report

Submit to:	DOE Energy Link System (E-Link) available at http://www.osti.gov/elink-2413
Submission deadline:	Within 90 calendar days after closeout of award

The Prime Recipient must submit a Final Scientific/Technical Report to DOE. The Report must be submitted in Adobe PDF Format as one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts. The Report must be accompanied by a completed electronic version of DOE Form 241.3, "U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI)," available via DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413. The Report must contain the following information:

1. Identify the ARPA-E award number; name of Prime Recipient; project title; name of project director/principal investigator; and Project Team members.

2. Provide an executive summary, which includes a discussion of (1) how the research adds to the understanding of the area investigated; (2) the technical effectiveness and economic feasibility of the methods or techniques investigated or demonstrated; or (3) how the project is otherwise of benefit to the public. The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

3. Provide a comparison of the actual accomplishments with the goals and objectives of the project.

4. Summarize project activities for the entire period of funding, including original hypotheses, approaches used, problems encountered and departure from planned methodology, and an assessment of their impact on the project results. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

5. Identify products developed under the Award and technology transfer activities, such as:

    a. Publications (list journal name, volume, issue), conference papers, or other public releases of results. If not provided previously, attach or send copies of any public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page;

    b. Web site or other Internet sites that reflect the results of this project;

    c. Networks or collaborations fostered;

    d. Technologies/Techniques;

    e. Inventions/Patent Applications, licensing agreements; and

    f. Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

6. For projects involving computer modeling, provide the following information with the final report:

    a. Model description, key assumptions, version, source and intended use;

    b. Performance criteria for the model related to the intended use;

    c. Test results to demonstrate the model performance criteria were met (e.g., code verification/validation, sensitivity analyses, history matching with lab or field data, as appropriate);

    d. Theory behind the model, expressed in non-mathematical terms;

    e. Mathematics to be used, including formulas and calculation methods;

f. Whether or not the theory and mathematical algorithms were peer reviewed, and, if so, include a summary of theoretical strengths and weaknesses;

g. Hardware requirements; and

h. Documentation (e.g., user guides, model code).

B. Final Invention and Patent Report

Submit to:	GC-62@hq.doe.gov and ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	• Under Attachment 2 (Small Business) and Attachment 2 (Universities), prior to the closeout of the award. • Under Attachment 2 (Large Business), within 90 days after completion of the award work.

The Prime Recipient is required to submit a DOE Form 2050.11, "Patent Certification," available at http://energy.gov/management/downloads/cformsdoe-f-205011cdr.

Under Attachment 2 (Large Business), the Final Invention and Patent Report must include a list of all subcontracts at any tier containing a patent rights clause (or state that there were none).

C. Final Property Report

Submit to:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within 90 calendar days after closeout of award

The Prime Recipient must submit a final inventory of Government-furnished property, and property acquired with project funds, whether the property is in the possession of the Prime Recipient or Subrecipients. The Prime Recipient must submit a completed SF-428B, available at http://www.whitehouse.gov/omb/grants_forms. The inventory must include a description of the property, tag number, acquisition date, and acquisition cost, if purchased with project funds. The location of property should be listed under the Comments section. Any property with a fair market value below $5,000 may be omitted from the inventory.

The Prime Recipient may submit a disposition plan or request by submitting a completed SF-428C, available at http://www.whitehouse.gov/omb/grants_forms

to ePIC. The ARPA-E Contracting Officer has sole and exclusive authority to approve disposition plans and requests.

D. Software Deliverable Submission

Submit to:	DOE Energy Link System (E-Link) available at http://www.osti.gov/estsc/241-4.jsp. Alternatively, submit by regular mail to Energy Science and Technology Software Center, P.O. Box 1020, Oak Ridge, TN 37831.
Submission deadline:	Within 90 calendar days after closeout of award

The Prime Recipient must submit all software deliverables created under this Award, as well as any accompanying documentation or manuals. The following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts.

Each software deliverable and its manual must be accompanied by a completed DOE Form 241.4 "Announcement of U.S. Department of Energy Computer Software," available at http://www.osti.gov/estsc/241-4pre.jsp.

III. POST-AWARD REPORTING (FOLLOWING CLOSEOUT OF AWARD)

A. Subject Invention Utilization Reporting

Submit to:	ARPA-E's Energy Program Information Center (ePIC): https://arpa-e-epic.energy.gov
Submission deadline:	Within 90 calendar days of annual reporting period

See Section I.F above.

APPENDIX A

NOTICE TO RECIPIENTS (PRIME RECIPIENTS) REGARDING CONFIDENTIAL INFORMATION AND DATA AND PROTECTED PERSONALLY IDENTIFIABLE INFORMATION

I. CONFIDENTIAL INFORMATION AND DATA

The Recipient is required to mark confidential information and data in accordance with this guidance. Failure to properly mark confidential information and data may result in its public disclosure under the Freedom of Information Act (FOIA, 5 U.S.C. § 552) or otherwise.

Note: Please be aware that documents related to your award – including the Cooperative Agreement – may be requested under the FOIA. However, ARPA-E notifies Prime Recipient of such FOIA requests, and consistent with DOE regulation, ARPA-E provides Prime Recipients an opportunity to submit their views regarding the release of commercial and proprietary information contained in the requested documents. ARPA-E is diligent in protecting commercially sensitive information that is properly marked as described below or as otherwise provided in the Award. Note: ARPA-E's Energy Program Information Center (ePIC) has its own mechanisms to allow the Recipient to mark confidential information.

A. Protected Data

If the Award includes a "Rights in Data - Programs Covered Under Special Data Statutes" clause in Attachment 2, the Prime Recipient may mark data that qualifies as "Protected Data" with the legend set forth in that clause.

B. Other Confidential Information and Data

The Recipient must properly mark any documents containing trade secrets or commercial/financial information that is privileged or confidential other than technical data or computer software. Marking of technical data and computer software is addressed in the "Rights in Data" Clause of Attachment 2.

- The cover page must be marked with the following wording and identify the specific pages containing such information:

  NOTICE OF RESTRICTION ON DISCLOSURE AND USE OF DATA
  Pages [__] of this document may contain trade secrets or commercial or financial information that is privileged or confidential and exempt from public disclosure. Such information shall be used or disclosed only for evaluation purposes or in accordance with a financial assistance or loan agreement between the submitter and the Government. The Government may use or disclose any information that is not appropriately marked or otherwise restricted, regardless of source.

- The header and footer of each page containing such information must be marked with the following wording: "*May contain trade secrets or commercial or*

financial information that is privileged or confidential and exempt from public disclosure."

- Each line and paragraph containing such information must be marked with double brackets or other clear identification, such as highlighting.

- Ensure that all e-mails containing protected information are categorized as "confidential." (Learn how to mark a message confidential in Outlook: http://office.microsoft.com/en-us/outlook-help/mark-a-message-as-private-personal-or-confidential-HP005242880.aspx).

II. PROTECTED PERSONALLY IDENTIFIABLE INFORMATION

The Recipient should not include any Protected Personally Identifiable Information (Protected PII) in their submissions to ARPA-E. Protected PII is defined as any data that, if compromised, could cause harm to an individual such as identify theft. Protected PII includes:

- Social Security Numbers in any form;
- Place of Birth associated with an individual;
- Date of Birth associated with an individual;
- Mother's maiden name associated with an individual;
- Biometric record associated with an individual;
- Fingerprint;
- Iris Scan;
- DNA;
- Medical history information associated with an individual;
- Medical conditions, including history of disease;
- Metric information, e.g., weight, height, blood pressure;
- Criminal history associated with an individual;
- Ratings;
- Disciplinary actions;
- Financial information associated with an individual;
- Credit card numbers; and
- Security clearance history or related information (not including actual clearances held).

ATTACHMENT 5:

BUDGET INFORMATION

Attachment 5 (Budget Information) consists of the following document:

SF-424A	Form available at http://arpa-e.energy.gov/?q=project-guidance/pre-award

A completed SF-424A is included herewith. The DOE Contracting Officer has reviewed and approved this SF-424A.

Applicant Name: JR2J, LLC

Award Number: DE-FOA-0001691

Budget Information - Non Construction Programs

OMB Approval No. 0348-0044

Section A - Budget Summary

Grant Program Function or Activity (a)	Catalog of Federal Domestic Assistance Number (b)	Estimated Unobligated Funds: Federal (c)	Estimated Unobligated Funds: Non-Federal (d)	New or Revised Budget: Federal (e)	New or Revised Budget: Non-Federal (f)	New or Revised Budget: Total (g)
1. Budget period 1	81.135			$160,262.80	$15,800.00	$176,062.80
2. Budget period 2	81.135			$327,217.77	$62,400.00	$389,617.77
3. Budget period 3	81.135			$145,975.43	$12,600.00	$158,575.43
4.						
5. Totals		$0.00	$0.00	$633,456.00	$90,800.00	$724,256.00

Section B - Budget Categories

6. Object Class Categories	Grant Program, Function or Activity: Budget period 1	Budget period 2	Budget period 3	(4)	Total (5)
a. Personnel	$57,460.00	$190,365.00	$104,450.00		$352,275.00
b. Fringe Benefits	$0.00	$0.00	$0.00		$0.00
c. Travel	$750.00	$750.00	$750.00		$2,250.00
d. Equipment	$31,258.00	$0.00	$0.00		$31,258.00
e. Supplies	$38,840.14	$17,026.65	$0.00		$55,866.79
f. Contractual	$24,400.00	$45,211.32	$6,679.48		$76,290.80
g. Construction	$0.00	$0.00	$0.00		$0.00
h. Other	$10,210.00	$104,010.00	$32,280.00		$146,500.00
i. Total Direct Charges (sum of 6a-6h)	$162,918.14	$357,362.97	$144,159.48		$664,440.59
j. Indirect Charges	$13,144.66	$32,254.80	$14,415.95		$59,815.41
k. **Totals** (sum of 6i-6j)	$176,062.80	$389,617.77	$158,575.43		$724,256.00
7. Program Income					$0.00

Previous Edition Usable

SF-424A (Rev. 4-92)
Prescribed by OMB Circular A-102

Authorized for Local Reproduction

ATTACHMENT 6:

NATIONAL POLICY ASSURANCES

1. Nondiscrimination - By signing or accepting funds under the agreement, the recipient agrees that it will comply with applicable provisions of the following national policies prohibiting discrimination:

Description:	Applies to:	Required by:	Additional Requirements:
Discrimination on the basis of race, color, or national origin	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	10 C.F.R. Part 1040; Title VI of the Civil Rights Act of 1964, 42 U.S.C. § 2000d *et seq.*	Requirements flow down to subawards (10 C.F.R. §§ 1040.83 & 89-2)
Discrimination on the basis of race, color, religion, sex, or national origin against any person employed by or seeking employment with Government contractors or contractors performing under Federally assisted construction contracts	Grants, cooperative agreements, and any award defined at 41 C.F.R. § 60-1.3 as a "Federally assisted construction contract"	Part III of Exec. Order No. 11,246, 30 Fed. Reg. 12,319, 12,935 (Sept. 24, 1965) ("Equal Employment Opportunity")	Requirements flow down to subawards (10 C.F.R. §§ 1040.83 & 89-2)
Discrimination on the basis of sex or blindness	Federal financial assistance (10 C.F.R. §§ 1040.2 & 1040.3)	10 C.F.R. Parts 1040-1042; Section 401 of the Energy Reorganization Act of 1974, 42 U.S.C. § 5891; Title IX of the Education Amendments of 1972, 20 U.S.C. § 1681-1688	Requirements flow down to subawards (10 C.F.R. §§ 1040.83 & 89-2)

Description:	Applies to:	Required by:	Additional Requirements:
Discrimination on the basis of age	Federal financial assistance (10 C.F.R. §§ 1040.2 & 1040.3)	10 C.F.R. Part 1040; Age Discrimination Act of 1975, 42 U.S.C. § 6101 *et seq.*	Requirements flow down to subawards (10 C.F.R. §§ 1040.83 & 89-2)
Discrimination on the basis of disability or handicap	Grants, entitlements, loans, cooperative agreements, contracts (other than a procurement contract or a contract of insurance or guaranty), or any other arrangement by which the agency provides or otherwise makes available assistance through funds, property, or services of Federal personnel (28 C.F.R. § 41.3)	10 C.F.R. §§ 1040-1041; Section 504 of the 1973 Rehabilitation Act, 29 U.S.C. § 794	Requirements flow down to subawards (10 C.F.R. §§ 1040.83 & 89-2)
Failure to provide handicap access in the construction or alteration of buildings or facilities, except those restricted to use only by able-bodied uniformed personnel)	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Architectural Barriers Act of 1968, 42 U.S.C. § 4151 *et seq.*	Requirements flow down to subawards (10 C.F.R. §§ 1040.83 & 89-2)

2. Live Organisms - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that it will comply with applicable provisions of the following national policies concerning live organisms.

Description:	Applies to:	Required by:	Additional Requirements:
Protection of the rights and welfare of individuals who serve as human test subjects	Any research that is conducted or supported by a Federal department or agency (10 C.F.R. § 745.101)	10 C.F.R. Part 745	Requirements flow down to subawards (10 C.F.R. § 745.101)

Description:	Applies to:	Required by:	Additional Requirements:
Provision of fair and equitable relocation to persons displaced from their homes, businesses, or farms by Federally funded or assisted programs	Grants, loans, or contributions provided by the United States, except any Federal guarantees or insurance, any interest reduction payments to an individual in connection with the purchase and occupancy of a residence by that individual, and any annual payments or capital loans to the District of Columbia (42 U.S.C. § 4601(4))	Uniform Relocation Assistance and Land Acquisition Policies Act, 42 U.S.C. § 4601 *et seq.*; 49 C.F.R. Part 24	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Prohibition on trafficking in persons	Grants, contracts, and cooperative agreements (22 U.S.C. § 7104(g))	Trafficking Victims Protection Act of 2000, 22 U.S.C. § 7101 *et seq.* (*see particularly* § 7104(g)); 2 C.F.R. Part 175	Requirements flow down to subawards (2 C.F.R. § 175.15)
Humane transportation, handling, care, and treatment of animals used in research experiments or testing	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	10 C.F.R. § 602.10(c)	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

3. <u>Environmental Standards</u> - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that activities under the funding agreement will be conducted in accordance with the following environmental laws and regulations:

Description:	Applies to:	Required by:	Additional Requirements:
The Clean Water Act	Entities that enter into agreements of any type	Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. § 1251 *et seq.*; 33 U.S.C. § 1368; Exec. Order No. 11,738, 38 Fed. Reg. 25,161 (Sept. 10, 1973)	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
The Clean Air Act	Entities that enter into agreements of any type with the Federal government	Air Pollution Control Act ("Clean Air Act"), 42 U.S.C. § 7401 *et seq.*	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

Description:	Applies to:	Required by:	Additional Requirements:
The Resource Conservation and Recovery Act (RCRA)	Non-Federal entities that are state agencies or agency of a political subdivision and its contractors (2 CFR § 200.322)	2 C.F.R. §200.322; Resource Conservation and Recovery Act, 42 U.S.C. § 6901 *et seq.* (*see particularly* § 6962)	Procurements made by Non-Federal entities that are state agencies, agencies of a political subdivision of a state, or contractors of such agencies must comply with the requirements of RCRA (2 C.F.R. § 200.322)
The Lead-Based Paint Poisoning Prevention Act	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Lead-Based Paint Poisoning Prevention Act, 42 U.S.C. § 4831(b)	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

4. <u>Potential Environmental Impacts</u> - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that it will immediately notify the awarding agency any potential impacts that activities conducted under the funding agreement may have on the following areas and resources:

Description:	Applies to:	Required by:	Additional Requirements:
The quality of the human environment	Competitive and limited-source procurements, awards of financial assistance by a competitive process, and joint ventures entered into as a result of competitive solicitations (10 C.F.R. § 1021.216(a))	10 C.F.R. Part 1021; National Environmental Policy Act, 42 U.S.C. § 4321 *et seq.*	NEPA review covers subrecipient activities
Flood-prone areas and wetlands	Any agreement, the purpose of which is to carry out an agency "action" as that word is defined in 10 C.F.R. § 1022.4	Protection of Wetlands and Floodplains, 10 C.F.R. Part 1022; Flood Disaster Protection Act of 1973, 42 U.S.C. § 4001 *et seq.*	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

Description:	Applies to:	Required by:	Additional Requirements:
The use of land and water resources in coastal zones	Any "Federal Agency Activity" (as defined at 15 C.F.R. § 930.31(a)) that may affect any coastal resource of States with approved coastal management programs. (15 C.F.R. § 930.33). This applies to grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively.	Coastal Zone Management Act, 16 U.S.C. § 1451 *et seq.*; 15 C.F.R. Part 930	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Existing or proposed components of the national Wild and Scenic Rivers System	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Wild and Scenic Rivers Act, 16 U.S.C. § 1271 *et seq.*	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Barriers along the Atlantic and Gulf Coast and Great Lake shores	Cooperative agreements, loans, grants, guaranties, insurance, payments, rebates, subsidies, or any other form of direct or indirect financial assistance except for payments or actions provided in 16 U.S.C. § 3502(3)(A)-(D)	Coastal Barriers Resource Act, 16 U.S.C. § 3501 *et seq.*	Requirements flow down to subawards (16 U.S.C. § 3502)
Underground drinking water	Any commitment of Federal financial assistance, whether it be through grant, contract, loan guarantee or otherwise (42 U.S.C. § 300h-3(e))	Safe Drinking Water Act, 42 U.S.C. § 300h-3(e)	
Streams and natural bodies of water that house fish and wildlife	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Fish and Wildlife Coordination Act, 16 U.S.C. § 661 *et seq.*	Requirements are generally applicable to both prime recipients and subrecipients

Description:	Applies to:	Required by:	Additional Requirements:
Significant pre-historical, historical, or archeological data that is potentially subject to irreparable loss or destruction	Grants, cooperative agreements, and other financial assistance defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	National Historic Preservation Act of 1966, 16 U.S.C. § 470f (regarding grant administration); Archeological and Historic Preservation Act of 1966, 16 U.S.C. § 469 *et seq.*; Exec. Order No. 11,593, 36 Fed. Reg. 8,921 (May 13, 1971); Protection of Historic and Cultural Properties, 36 C.F.R. Part 800	Requirements are generally applicable to both prime recipients and subrecipients

5. **Lobbying Prohibitions** - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that activities under the funding agreement will be conducted in accordance with the following lobbying laws, regulations, and policies:

Description:	Applies to:	Required by:	Additional Requirements:
Prohibition on political activity of state and local employees whose employment is connected to and financed with Federal funds, including but not limited to running in partisan elections, use of official authority to affect the results of an election, or coercing a state or local employee for political purposes	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	An Act to Prevent Pernicious Political Activities ("Hatch Act" of 1939), 5 U.S.C. §§ 1501-1508, 7324-7326	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

Description:	Applies to:	Required by:	Additional Requirements:
Prohibition on the recipient of a Federal contract, grant, loan, or cooperative agreement expending Federal funds appropriated by any Act in order to pay any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with any Federal action	Grants, contracts, loans, or cooperative agreements (10 C.F.R. § 601.100)	10 C.F.R. Part 601; 31 U.S.C. § 1352	31 U.S.C. § 1352 requires the grantee to include certification language in the award documents for all subawards, including subcontracts, under grants, loans, and cooperative agreements and that all subrecipients shall certify and disclose accordingly
Prohibition on lobbying by nonprofit organizations, as defined in 26 U.S.C. § 501(c)(4)	Federal funds constituting an award, grant, or loan (2 U.S.C. § 1611)	Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601 *et seq.* (*see particularly* § 1611)	
Prohibition on any member of Congress being party to, or benefiting from the funding agreement	Any contract or agreement with the Federal Government (41 U.S.C. § 6306)	41 U.S.C. § 6306	

6. <u>Health and Safety</u> - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that activities under the funding agreement will be conducted in accordance with the following health and safety laws, regulations, policies, and requirements:

Description:	Applies to:	Required by:	Additional Requirements:
Occupational Safety and Health Administration standards for laboratories engaged in the use of hazardous chemicals	Any employer engaged in the laboratory use of hazardous chemicals, as defined in 29 C.F.R. § 1910.1450	29 C.F.R. § 1910.1450	

Description:	Applies to:	Required by:	Additional Requirements:
The Public Health Service Act	Grants, cooperative agreements, and other financial assistance defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Title XIV, Public Health Service Act, 42 U.S.C. § 300f *et seq.*	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Persons transporting or distributing approved new drugs to clinical investigators across state lines are required to submit a marketing application to the Food and Drug Administration	Any person introducing or delivering for introduction into interstate commerce any new drug	10 C.F.R. § 35.7; Investigational New Drug Application, Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 *et seq.* (*see particularly* § 355)	
Provision of drug education and training, drug testing, employee assistance, and removal, discipline, treatment, and rehabilitation of any employees using drugs and DOE notification of drug-related actions taken	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Drug Abuse Office and Treatment Act, 42 U.S.C. § 290dd; Comprehensive Alcohol Abuse and Alcoholism Prevent, Treatment and Rehabilitation Act of 1970, 42 U.S.C. § 290dd-1	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Safe handling and transport of etiological agents	Entities or persons engaging in the packaging, pre-transportation, or transportation of etiological agents (49 C.F.R. § 171.1)	49 U.S.C. § 5101 *et. seq.*; 49 C.F.R. §§ 171-180	
Federal labor standards for construction, including a standard workweek	Contracts by, with, funded in part by, or on behalf of the Federal government (40 U.S.C. § 3701)	Construction Work Hours and Safety Standards Act, 40 U.S.C. § 3701 *et seq.*	Requirements flow down to subawards (40 U.S.C. § 3701(b)(1)(B)(iii))
Safe handling of recombinant DNA and transgenic materials	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	10 C.F.R. § 602.10(b); NIH Guidelines for Research Involving Recombinant DNA Molecules	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

Description:	Applies to:	Required by:	Additional Requirements:
Prohibition on text messaging while driving a Government-owned vehicle	Procurement contracts, grants, and cooperative agreements, and other grants to the extent authorized by applicable statutory authority, entered into after October 1, 2009 (Exec. Order No. 13,513)	Exec. Order No. 13,513; 74 Fed. Reg. 51,225 (Oct. 1, 2009) ("Federal Leadership on Reducing Text Messaging While Driving")	

7. <u>National Security</u> - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that it will comply with the following national security laws, regulations, policies, and requirements:

Description:	Applies to:	Required by:	Additional Requirements:
Cooperation with the Government in blocking and prohibiting transactions with persons who commit, threaten to commit, or support terrorism	Entities who assist in, sponsor, or provide financial, material, or technological support for, or financial or other services to or in support of terrorists or terrorist actions	Exec. Order No. 13,224; 66 Fed. Reg. 49,079 (Sept. 23, 2001) ("Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism")	
Use of a uniform system for classifying, safeguarding, and declassifying national security information	Government employees, contractors, licensees, and grantees (32 C.F.R. § 2001.1)	Exec. Order No. 13,526; 75 Fed. Reg. 707 (Dec. 29, 2009) ("Classified National Security Information"), as implemented by 32 C.F.R. Parts 2001 & 2003	
Registration with the Center for Disease Control or U.S. Department of Agriculture before using select agents and toxins for research or storage	Research with or storage of select agents and toxins	7 C.F.R. Part 331; 9 C.F.R. Part 121; 42 C.F.R. Part 73	

8. <u>Domestic Preference</u> - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that activities under the funding agreement will be conducted in accordance with the following domestic preference laws, regulations, and policies:

Description:	Applies to:	Required by:	Additional Requirements:
At least fifty (50) percent of equipment, materials, or commodities procured and transferred by ocean vessel must be transported on privately owned U.S. commercial vessels	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Cargo Preference Act, 46 U.S.C. § 55305; 46 C.F.R. § 381.7	Requirements flow down to subawards (46 C.F.R. § 381.7)
Air transport of people or property involving a country other than the United States must be performed by a U.S. carrier or under a cost-sharing arrangement with a U.S. flag carrier	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively)	International Air Transportation Fair Competitive Practices Act ("Fly America Act"), 49 U.S.C. § 40118	Requirements flow down to subawards (49 U.S.C. § 40118(a)(1)(A))

9. <u>Project Management</u> - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that activities under the funding agreement will be conducted in accordance with the following project management laws, regulations, and policies:

Description:	Applies to:	Required by:	Additional Requirements:
The U.S. Government may recover for damage, loss, or destruction of Government property through negligence or wrongful acts	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	31 U.S.C. § 3711	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Audit of project to ensure that recipient funds are expended properly by non-Federal entities	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Single Audit Act, 31 U.S.C. § 7501 *et seq.*	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

Description:	Applies to:	Required by:	Additional Requirements:
Prohibition on research misconduct	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	2 C.F.R. § 910.132; 10 C.F.R. Part 733	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Exclusion of any person or company who is debarred or suspended based on fraud, waste, or poor performance from Federal financial and nonfinancial assistance and benefits	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	2 C.F.R. §§ 200.113, 200.340 and 200.342; 2 C.F.R. Parts 180 & 901 (*see particularly* Subpart C "Responsibilities of Participants" within each section)	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Prime recipients must register with the Federal Funding Accountability and Transparency Act Subaward Reporting System (FSRS) and report to FSRS the names and total compensation of each of the prime recipient's five most highly compensated executives and the names and total compensation of each subrecipient's five most highly compensated executives	Grants, cooperative agreements, loans, and other forms of Federal financial assistance subject to the Federal Funding Accountability and Transparency Act, as defined at 2 C.F.R. 170.320 (2 C.F.R. § 170.105)	31 U.S.C. § 6101 note); 2 C.F.R. Part 170	
The Paperwork Reduction Act	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Paperwork Reduction Act, 44 U.S.C. § 3501 *et seq.*	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))

Description:	Applies to:	Required by:	Additional Requirements:
Prohibition on knowingly presenting, or causing the presentation of, a false or fraudulent claim for payment or approval to an officer or employee of the U.S. Government	Any person (as defined at 10 C.F.R. § 1013.2) who makes a false or fraudulent claim (as that term is defined at 10 C.F.R. § 1013.2) for payment or approval to an officer or employee of the U.S. Government	10 C.F.R. § 1013; Civil False Claims Act, 31 U.S.C. § 3729(a); Criminal False Claims Act, 18 U.S.C. § 287; 18 U.S.C. § 1001; False Claims Act, 31 U.S.C. §§ 3729-33; Program Fraud and Civil Remedies Act, 31 U.S.C. § 3801 *et seq.*	
Registration of recipients for a DUNS number	Grants, cooperative agreements, loans, loan guarantees, subsidies, insurance, food commodities, direct appropriations, assessed or voluntary contributions, or any other financial assistance transaction that authorizes the non-Federal entity's expenditure of Federal funds, excluding technical assistance (i.e., services) or transfers of title in lieu of money (2 C.F.R. § 25.305)	2 C.F.R. Part 25	Requirements flow down to subawards (2 C.F.R. § 25.110)

10. <u>Education and Culture</u> - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that it will comply with the following educational and cultural laws, regulations, and policies

Description:	Applies to:	Required by:	Additional Requirements:
Return of Native American cultural items to their respective peoples	Any grant, loan, contract (other than a procurement contract), or other arrangement by which a Federal agency makes or made available to a museum aid in the form of funds (43 C.F.R. § 10.2(a)(3)(iii))	Native American Graves Protection and Repatriation Act, 25 U.S.C. 3001 *et seq.*; 43 C.F.R. Part 10	

Description:	Applies to:	Required by:	Additional Requirements:
Preferences and opportunities for Indians for training and employment for Federal contracts or grants that benefit Indians or Indian organizations	Any contract, subcontract, grant, or agreement with or grants to Indian organizations or for the benefit of Indians (25 U.S.C. § 450e(b)	Indian Self-Determination and Education Act, 25 U.S.C. § 450 *et seq*. (*see particularly* § 450e(b))	Requirements flow down to subawards (25 U.S.C. § 450e)

11. Additional Policies - By signing and/or accepting funds under the DOE funding agreement, the recipient agrees that it will make a good faith effort to comply with the following policies:

Description:	Applies to:	Required by:	Additional Requirements:
Ensure that women-owned businesses have the maximum practicable opportunity to participate in contracts awarded by any Federal agency	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Exec. Order No. 12,138, 44 Fed. Reg. 29,637 (May 18, 1979) ("Creating a National Women's Business Enterprise Policy and Prescribing Arrangements for Developing, Coordinating and Implementing a National Program for Women's Business Enterprise")	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Use of the metric system	Grants, cooperative agreements, and subawards defined at 2 C.F.R. §§ 200.51, 200.24 and 200.92 respectively	Metric Conversion Act of 1975, 15 U.S.C. § 205a *et seq*.; Exec. Order No. 12,770, 56 Fed. Reg. 35,801 (July 29, 1991) ("Metric Usage in Federal Government Programs")	Requirements flow down to subawards (2 C.F.R § 200.101(b)(1))
Prohibition on the use, possession, sale, distribution, or manufacture of illegal drugs in the workplace	Grants and cooperative agreements (2 C.F.R. § 902.10); TIAs (2 CFR § 902.605)	Drug-Free Workplace Act, 41 U.S.C. § 8101 *et seq*.; 2 C.F.R. Part 182 & 902	